CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
LLC interests	2,443,980	(1)	$52.50	(1)	$128,308,950	(1)	$16,526.20	(2)

(1)	Includes LLC interests which may be purchased by the underwriters pursuant to their option.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187794

Prospectus Supplement
(To Prospectus dated April 8, 2013)

2,125,200 Shares

Macquarie Infrastructure Company LLC

We are selling 2,125,200 of our limited liability company interests, which we refer to as the shares. We will receive all of the net proceeds from the sale of the shares.

Our shares trade on The New York Stock Exchange, or the NYSE, under the symbol “MIC.” The last reported trading price of our shares on December 12, 2013 was $52.66.

Investing in our shares involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement.

	Per Share	Total
Price to the public	$52.50	$111,573,000
Underwriting discounts and commissions	$2.10	$4,462,920
Proceeds to Macquarie Infrastructure Company LLC (before expenses)	$50.40	$107,110,080

We have granted the underwriters the option to purchase up to 318,780 additional shares within 30 days of the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about December 18, 2013.

Barclays	Macquarie Capital

Prospectus Supplement dated December 12, 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

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Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you by us or on our behalf. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus supplement, the accompanying prospectus or any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any such free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus and any such free writing prospectus are delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our shares and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated April 8, 2013, which we refer to as the “accompanying prospectus,” which gives more general information about our shares that we may offer from time to time. This prospectus supplement and the accompanying prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus provided by us or on our behalf. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed with the Securities and Exchange Commission, or the SEC, and is incorporated into this prospectus by reference, on the other hand, the information in this prospectus supplement shall control. We have not, and the underwriters have not, authorized any other person to provide you with different information or representations.

INDUSTRY AND MARKET DATA

In this prospectus supplement and the accompanying prospectus (and the documents incorporated herein or hereto), we rely on and refer to information and statistics regarding market data and the industries of our businesses and investments obtained from market research, independent industry publications and other publicly available information. We believe this information is reliable but we have not independently verified it. In addition, we have made statements in this prospectus supplement and the accompanying prospectus regarding our industry and our position in the industry based on our experience in the industry and our own evaluation of market conditions.

FORWARD-LOOKING STATEMENTS

We have included in or incorporated by reference into this prospectus supplement certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Prospectus Supplement Summary — Macquarie Infrastructure Company LLC” and “Risk Factors,” as well as those contained in any applicable prospectus supplement and the accompanying prospectus or in any document incorporated by reference into this prospectus supplement and the accompanying prospectus. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may”, “seek” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

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Forward-looking statements in this prospectus supplement (including any documents incorporated by reference herein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, level of travel or construction or transportation costs where we operate, including changes in interest rates and price levels;
•	our holding company structure and/or investments in businesses that we may not control, may limit our ability to pay or increase a dividend;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand for our business;
•	our Manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of our shares;
•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;
•	payment of performance fees to our Manager, if any, that could reduce distributable cash if paid in cash or could dilute existing shareholders if satisfied with the issuance of our shares;
•	our ability to service, comply with the terms of and refinance at maturity our substantial indebtedness;
•	our ability to make, finance, integrate and realize the planned benefits of our acquisitions, including the Galaxy Acquisition (as defined below);
•	our ability to implement our operating and internal growth strategies;
•	our ability to enhance the financial planning and analysis function at IMTT;
•	the regulatory environment, including U.S. energy policy, in which our businesses and the businesses in which we hold investments operate and our ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators of our businesses and the businesses in which we hold investments, and our relationships and rights under and contracts with governmental agencies and authorities;
•	unanticipated or unusual behavior of the City of Chicago brought about by the financial distress of the city;
•	the extent to which federal spending cuts, including potentially those resulting from sequestration, reduce the U.S. military presence on Hawaii or flight activity at airports on which Atlantic Aviation operates;
•	technological innovations leading to a change in energy consumption patterns;
•	changes in electricity or other energy costs, including natural gas pricing;
•	the competitive environment for attractive acquisition opportunities facing our businesses and the businesses in which we hold investments;
•	environmental risks, including the impact of climate change and weather conditions, pertaining to our businesses and the businesses in which we hold investments;
•	work interruptions or other labor stoppages at our businesses or the businesses in which we hold investments;
•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of our income and gains for such treatment;

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•	disruptions or other extraordinary or force majeure events affecting the facilities or operations of our businesses and the businesses in which we hold investments and our ability to insure against any losses resulting from such events or disruptions;
•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and our ability to recover increases in these costs from customers;
•	our ability to make alternate arrangements to account for any disruptions or shutdowns that may affect the facilities of the suppliers or the operation of the barges upon which our gas processing and distribution business is dependent; and
•	changes in U.S. domestic demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement (including any documents incorporated by reference herein) may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, however, consult further disclosures we may make in future filings with the SEC. See “Where You Can Find More Information” and “Incorporation Of Certain Documents By Reference” in this prospectus supplement.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information incorporated by reference into or contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” beginning on page S-16 of this prospectus supplement and page 3 of the accompanying prospectus, and our consolidated financial statements and the related notes thereto incorporated by reference herein before making a decision to invest in our shares.

Macquarie Infrastructure Company LLC, a Delaware limited liability company, was formed on April 13, 2004. Except as otherwise specified, “Macquarie Infrastructure Company,” “MIC,” “the Company,” “our Company,”“we,” “us,” and “our” refer to Macquarie Infrastructure Company LLC and its subsidiaries together from June 25, 2007 and, prior to that date, to Macquarie Infrastructure Company Trust, the Company and its subsidiaries. Macquarie Infrastructure Management (USA) Inc., which we refer to as our Manager, is part of the Macquarie Group, comprising Macquarie Group Limited and its subsidiaries and affiliates worldwide.

Macquarie Infrastructure Company LLC

We own, operate and invest in a diversified group of infrastructure businesses that provide basic services, to businesses and individuals primarily in the U.S. The businesses we own and operate include:

•	International Matex Tank Terminals or IMTT: a 50% interest in a bulk liquid storage terminal business, which provides bulk storage of liquids such as petroleum, chemicals, renewable fuels, and animal and vegetable oils, and handling services at ten marine terminals in the United States and two in Canada and is one of the largest participants in this industry in the U.S., based on storage capacity;
•	Hawaii Gas: a full-service gas energy company processing and distributing gas products and providing related services in Hawaii consisting of both regulated and non-regulated operations;
•	District Energy: a 50.01% controlling interest in a district energy business, which operates one of the largest district cooling systems in the U.S., serving various customers in Chicago, Illinois and Las Vegas, Nevada;
•	Atlantic Aviation: an airport services business providing products and services, including fuel and aircraft hangaring/parking, to owners and operators of general aviation aircraft at 63 airports in the U.S.; and
•	MIC Solar Energy Holdings, or MIC Solar: currently owns interests in five contracted solar power generation facilities located in the southwest U.S. that are expected to have an aggregate generating capacity of 57 megawatts of wholesale electricity to utilities and an U.S. Air Force base.

Our infrastructure businesses generally operate in sectors with limited direct competition and significant barriers to entry, including high initial development and construction costs, the existence of long-term contracts or the requirement to obtain government approvals and a lack of immediate cost-efficient alternatives to the services provided. Overall they tend to generate sustainable long-term cash flows.

Dividends

We view MIC as a total return investment opportunity. Consistent with that view we intend to distribute a significant portion of our share of the free cash flow generated by our businesses in the form of a quarterly cash dividend. We define free cash flow as cash from operating activities, which includes cash paid for interest and taxes, less maintenance capital expenditures and changes in working capital. In particular, we believe that over time we will distribute approximately 80% to 85% of the free cash flow (in proportion to our equity interest) generated by our businesses, subject to the continued stable performance of our businesses and prevailing economic conditions. We further believe that the growth characteristics of our businesses will permit our distributable cash flow per share to grow at a high single-digit rate annually over the medium term, subject to the same factors. From 2007 through September 30, 2013, our proportionately combined free cash flow per share has grown at a compound annual rate of 13.3% per annum. We believe that our quarterly cash dividend, combined with the potential for capital appreciation stemming from the growth of each of our businesses, supports our view of the Company as a total return investment opportunity.

On October 25, 2013, our Board of Directors declared a cash dividend of $0.875 per share for the quarter ended September 30, 2013. This dividend was paid to all shareholders as of the record date, November 11, 2013, including our Manager, on November 14, 2013.

The declaration and payment of any future dividends will be subject to a decision of our Board of Directors. Our Board of Directors will take into account such matters as the state of the capital markets and general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of dividends by our Company to the shareholders or by our subsidiaries to us, and any other factors that it deems relevant. In particular, each of our businesses and investments have debt commitments and restrictive covenants, which must be satisfied before any of them can make distributions to our Company. Any or all of these factors could affect both the timing and amount, if any, of future dividends.

Our Manager

We are managed externally by Macquarie Infrastructure Management (USA) Inc., our Manager. Our Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in the management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets.

We have entered into a management services agreement with our Manager. Our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses. At the holding company level, we do not have any employees. Our Manager has assigned, or seconded, to us two of its employees to serve as our chief executive officer and chief financial officer and seconds or makes other personnel available as required. The services performed for us by our Manager are provided at our Manager’s expense, and include the compensation of our seconded personnel.

We pay our Manager a monthly base management fee based on our market capitalization. Our Manager can also earn a performance fee if the quarterly total return to shareholders (capital appreciation plus dividends) exceeds the quarterly total return based on a weighted average of two benchmark utilities indices. For our Manager to be eligible for the performance fee, our quarterly total returns must be positive and in excess of any prior underperformance. The performance fee is equal to 20% of the difference between the benchmark return and the return for our shareholders. Our Manager may choose to retain its base management and/or performance fees in cash or to reinvest such fees in additional shares during a specified election window. The price for such shares is calculated based on the volume weighted average trading price of our shares over a specified period of time up to a maximum share price that is equal to double the closing share price of our shares on the last day of the election window. Over the period commencing with the fourth quarter in 2011 and through November 2013, our Manager has elected to reinvest all base management and performance fees to which it has become entitled. Representatives of our Manager have advised us that they currently remain comfortable with reinvesting fees in additional shares.

We believe that Macquarie Group’s expertise and experience in the management, acquisition and funding of infrastructure businesses provide us with an advantage in pursuing our strategy. Our Manager is part of the Macquarie Funds Group, the asset management division of Macquarie globally. Macquarie-managed entities own, operate and/or invest in a global portfolio of approximately 110 businesses including those involved with toll roads, airports and airport-related infrastructure, bulk liquid storage, ports, communications, media, electricity and gas distribution networks, water utilities, renewable energy generation, aged care, rail and ferry assets across 25 countries.

Industry Overview

Infrastructure businesses, in general, tend to generate sustainable cash flows resulting from relatively inelastic customer demand and their strong competitive positions. Characteristics of infrastructure businesses typically include:

•	ownership of long-lived, high-value physical assets, concessions or long-term contracts that are difficult to replicate or substitute around;
•	relatively predictable maintenance capital expenditure requirements;
•	relatively consistent and inelastic demand for their services;
•	scalability, such that relatively small amounts of gross profit growth can generate significant increases in earnings before interest, taxes, depreciation and amortization, or EBITDA;
•	the provision of basic, often essential services; and
•	strong competitive positions, largely due to high barriers to entry, including:
º	high initial development and construction costs;
º	difficulty in obtaining suitable land on which to operate many of the businesses;
º	long-term, exclusive concessions or leases and customer contracts; and
º	lack of cost-effective alternatives to customers in the foreseeable future.

In addition to the benefits associated with these characteristics, the revenues generated by most of our infrastructure businesses generally are insulated to a significant degree from the negative effects of inflation and commodity price risk. Many customer contracts include built-in price escalators. Additionally, inflation and cost pass-through adjustments typically are a part of pricing terms in “user pays” businesses or provided for by the regulatory process to regulated businesses. We sometimes employ interest rate hedges in connection with the businesses’ floating rate debt to effectively fix the interest expense and hedge variability in cash flows from changes in interest rates.

At MIC, we focus on the ownership and operation of infrastructure businesses in the following categories:

•	those with “contracted” revenue such as IMTT, the revenues of which are derived from per-use or rental charges in medium-term contracts, District Energy, a majority of the revenues of which are derived from long-term contracts with businesses and governments, and MIC Solar, the revenues of which are derived from long-dated power purchase agreements;
•	those with “regulated” revenue such as the utility operations of Hawaii Gas; and
•	those with “user pays” or patronage exposure, such as Atlantic Aviation, the revenues of which are based on the number of aircraft that use the services of our fixed based operations, or FBOs.

Our Business Strategy

There are four principal components to our corporate strategy:

1.	We intend to own and operate a diversified portfolio of infrastructure businesses. We generally consider the businesses we invest in as long-term investments.
2.	We intend to drive performance improvement in our businesses primarily along five dimensions. Those dimensions are:
•	environmental, health and safety;
•	gross profit growth through pursuit of opportunities to increase price or volume;
•	expense management/reduction;
•	execution of growth capital projects; and
•	capital structure optimization, primarily through management of debt service costs and taxes.

3.	We intend to deploy the capital we have available in a prudent balance between quarterly cash dividends to our shareholders and investments in the growth of existing businesses.
4.	When it is economically sensible to do so, we intend to grow through the acquisition of infrastructure businesses in the sub-sectors in which we currently participate, or adjacent sub-sectors that will complement and enhance our existing portfolio. We have and will continue to focus on businesses within which we can identify opportunities for performance improvement, the ability to deploy growth capital at attractive rates of return and where such acquisitions would be accretive to our yield at the time.

We have elected to treat MIC as a corporation for federal tax purposes. As a result, all investor tax reporting regarding dividends will be provided on Form 1099.

Our businesses and investments, along with the industries in which they operate and their strategies, are discussed below:

IMTT

IMTT Business Overview

We own 50% of IMTT. IMTT stores and handles petroleum products, various chemicals, renewable fuels and vegetable and animal oils. IMTT is one of the largest independent providers of bulk liquid storage terminal services in the U.S., based on capacity.

For the year ended December 31, 2012, IMTT generated approximately 48% of its terminal gross profit from its St. Rose, Gretna, Avondale and Geismar facilities, which together service the Lower Mississippi River region (with St. Rose as the largest contributor). For the year ended December 31, 2012, IMTT generated approximately 42% of its terminal gross profit from its Bayonne, New Jersey facility in New York Harbor. Of the terminal revenue generated from the commodities stored at IMTT’s U.S. terminals, IMTT generated 62% and 26%, respectively, from Petroleum/Asphalt and Chemicals for the year ended December 31, 2012.

IMTT also owns OMI Environmental Solutions, or Oil Mop, an environmental emergency response, industrial services, waste transportation and disposal business. Oil Mop has a network of facilities along the U.S. Gulf Coast between Houston and New Orleans. These facilities primarily service the Gulf region, but also respond to spill events and provide services as needed throughout the United States and internationally.

Industry Overview

Bulk liquid storage terminals provide an essential link in the supply chain for liquid commodities such as crude oil, refined petroleum products and commodity and specialty chemicals. In addition to renting storage tanks, bulk liquid storage terminals generate revenues by offering ancillary services including product transfer (throughput), heating and blending. Pricing for storage and other services typically reflects local supply and demand as well as the specific attributes of each terminal including access to deepwater berths and connections to land-based infrastructure such as roads, pipelines and railways.

Both domestic and international factors influence demand for bulk liquid storage in the United States. Demand for storage rises and falls according to local and regional consumption. In addition to these domestic forces, import and export activity also accounts for a material portion of the business. The extent of import/export activity depends on macroeconomic trends such as currency fluctuations as well as industry-specific conditions, such as supply and demand in different geographic regions. The medium-term length of storage contracts tends to offset short-term fluctuations in demand for storage in both the domestic and import/export markets.

Shippers require storage for the staging, aggregation and/or distribution of products before and after shipment. A trend toward increasing vessel size, driven largely by superior shipping unit costs, has contributed to increased demand for storage at terminals with sufficient draft to accommodate the larger ships.

Potential entrants into the bulk liquid storage terminal business face several substantial barriers. Strict environmental regulations, limited availability of waterfront land with the necessary access to land-based infrastructure, local community resistance to new fuel/chemical sites, and high initial investment costs impede the construction of new bulk liquid storage facilities. These deterrents are most formidable around New York Harbor and other waterways near major urban centers. As a consequence, new tanks are generally built where existing docks, pipelines and other infrastructure can support them, resulting in higher returns on invested capital. However, restrictions on land use, difficulties in securing environmental permits, and the potential for operational bottlenecks due to infrastructure constraints may limit the ability of existing terminals to expand the storage capacity of their facilities.

IMTT Strategy

The key components of IMTT’s strategy, from MIC’s perspective, are to:

1.	Drive growth in revenue and cash flows by attracting and retaining customers who place a premium on IMTT’s flexibility, speed and efficiency in bulk liquid storage;
2.	Invest, where prudent, in additional storage capacity and related services; and
3.	Continually improve business processes and systems.

We believe that IMTT possesses a number of competitive strengths that increase the likelihood that its strategy will be successful.

•	Operational flexibility is fundamental to making IMTT an attractive supplier of bulk liquid storage services in its key markets. Its facilities operate 24/7 providing shippers, refiners, manufacturers, traders and distributors with prompt access to a wide range of storage services. In each of its two key markets, IMTT’s scale ensures availability of sophisticated product handling and storage capabilities. IMTT continues to improve its facilities’ speed and flexibility of operations by investing in upgrades of its docks, pipelines and pumping infrastructure and facility management systems.
•	A portion of IMTT’s strategic advantage derives from its particular location within its key markets. For example, IMTT is the only bulk liquid storage terminal in New York Harbor with docks capable of handling vessels with draft of 45 feet.
•	IMTT has room to grow. In each of its two key markets, IMTT owns land on which additional storage capacity could be constructed. To the extent that demand warrants and such capacity can be developed under contract (not speculatively) and on economically sensible terms, we believe that IMTT is well-positioned to continue to increase its aggregate storage capacity. The pipeline of investment opportunities, including development of both additional capacity and ancillary services, is strong, particularly as a result of the resurgence in petrochemicals processing manufacturing and the unconventional oil production currently being experienced in the United States. Since our investment in IMTT, in May of 2006 through September 30, 2013, IMTT has completed $771.6 million of growth capital expenditure projects.

Hawaii Gas

Hawaii Gas Business Overview

Hawaii Gas is Hawaii’s only government franchised full-service gas company, processing and distributing gas products and providing related services in Hawaii. The market includes Hawaii’s approximately 1.4 million residents and approximately 8.0 million visitors in 2012. Hawaii Gas processes and distributes synthetic natural gas, or SNG, for its utility customers on Oahu, and distributes Liquefied Petroleum Gas, or LPG, to utility and non-utility customers throughout the state’s six major islands.

Hawaii Gas has two primary businesses, utility (or regulated) and non-utility (or unregulated):

•	The utility business serves approximately 35,200 customers through localized pipeline distribution systems located on the islands of Oahu, Hawaii, Maui, Kauai, Molokai and Lanai. Over 90% of these customers are on Oahu. The utility business includes the processing, distribution and sale of SNG on the island of Oahu and distribution and sale of LPG on all of the other islands mentioned above. Utility revenue consists principally of sales of SNG and LPG. The operating costs for the utility business include the cost of locally purchased feedstock, the cost of processing SNG from the feedstock, LPG purchase costs and the cost of distributing SNG and LPG to customers.

•	The non-utility business sells and distributes LPG to approximately 33,400 customers. LPG is delivered by truck to individual tanks located on customer sites on Oahu, Hawaii, Maui, Kauai, Molokai and Lanai. Non-utility revenue is generated primarily from the sale of LPG delivered to customers. The operating costs for the non-utility business include the cost of purchased LPG and the cost of distributing the LPG to customers.

Hawaii Gas’ two primary products, SNG and LPG, are relatively clean-burning fuels that produce lower levels of emissions than other hydrocarbon fuels such as coal or oil. This is particularly important in Hawaii where heightened public awareness of the adverse environmental impact of using hydrocarbon fuels such as coal or oil makes lower emission fuels attractive to customers.

SNG and LPG have a wide number of commercial and residential applications including water heating, drying, cooking, emergency power generation and decorative lighting, such as tiki torches. LPG is also used as a fuel for specialty vehicles such as forklifts. Gas customers include residential customers and a wide variety of commercial, hospitality, military, public sector and wholesale customers.

Hawaii Gas is implementing plans to bring Liquefied Natural Gas, or LNG, to Hawaii as a back-up fuel to serve its customers. Similar to its existing gas products, LNG is a clean-burning fuel which produces lower levels of emissions than other hydrocarbon fuels such as coal or oil. Hawaii Gas expects to commence shipping LNG to Hawaii from the U.S. mainland in conventional intermodal cryogenic containers in 2014 subject to satisfaction of state and local regulatory requirements.

Hawaii Gas Strategy

Hawaii Gas’ long-term strategy comprises four primary components. These are:

1.	An overarching commitment to providing superior service and safety to its community.
2.	To increase and diversify the Hawaii Gas customer base. The business intends to increase penetration of the residential, government (primarily military) and tourism-related markets. The business also intends to invest in and promote the value of Hawaii Gas’ products and services and their attractiveness as a cleaner alternative to other energy sources in Hawaii.
3.	To diversify Hawaii Gas’ sources of SNG feedstock and LPG to ensure reliable supply and to mitigate the impact of potential cost increases to its customers. The business is adding new storage facilities, expanding existing storage facilities that could improve its competitiveness and flexibility as a purchaser of LPG, and is developing other clean and renewable energy alternatives that may be distributed using its existing infrastructure, including locally produced renewable natural gas and LNG.
4.	To maintain good relationships with regulators, government agencies, customers and the other communities it serves.

District Energy

District Energy Business Overview

We own a 50.01% controlling interest in District Energy. District Energy operates one of the largest district cooling systems in the United States. The system currently serves approximately 100 customers (buildings) in downtown Chicago and serves three customers in Las Vegas under long-term contracts. District Energy produces chilled water at five plants located in downtown Chicago and distributes it through a closed loop of underground piping for use in the air conditioning systems of large commercial, retail and residential buildings in the central business district. The first of the plants became operational in 1995, and the most recent came on line in June of 2002. The downtown system has the capacity to produce approximately 92,000 tons of chilled water, although it has approximately 105,000 tons of cooling under contract. The business is able to sell continuous service capacity in excess of the total system capacity because not all customers use their contracted capacity at the same time.

District Energy’s Las Vegas operation owns and operates a stand-alone facility that provides cold and hot water (for chilling and heating, respectively) and back-up power generation to three commercial customers in Las Vegas, Nevada.

District Energy generates revenue and gross profit from the provision of chilled water pursuant to relatively long-dated contracts. Revenue consists of a fixed capacity charge tied to the amount of cooling for which a customer has contracted and a variable consumption charge that reflects primarily the cost of delivering the actual amount of cooling demanded. The weighted average remaining life of contracts in place is approximately seven years.

Industry Overview

District Energy systems provide chilled water, steam and/or hot water from a centralized plant through underground piping for cooling and heating purposes. A typical district energy customer is the owner/manager of a large office or residential building or a complex of facilities such as hospitals, universities or municipal buildings. District energy systems exist in many major North American and European cities and some have been in operation for over 100 years.

District Energy Strategy

District Energy’s strategy comprises attracting and connecting new customers to the system, optimizing system performance and investing in further expansion.

1.	Business Management: The business focuses on minimizing the cost of electricity consumed per unit of chilled water produced by its plants. District Energy creates ice during off-peak hours when electricity costs are typically lower and uses the cold energy in the ice to produce chilled water during the day when electricity prices are typically higher.
2.	Growth: The business intends to grow revenue and profits by marketing its services to real estate developers in the downtown Chicago market. The management team develops and maintains relationships with property developers, engineers, architects and city planners as a means of keeping District Energy and these attributes “top of mind” when decisions involving building cooling systems and services are made.
3.	System Expansion: Management at District Energy is continuously reviewing opportunities to increase the efficiency and capacity of the downtown Chicago system.

We believe that District Energy’s successful execution of this strategy will contribute to the continued generation of consistent revenue and stable cash flows as a result of the long-term contractual relationships with its customers and the management team’s proven ability to improve the operating performance of the business.

Atlantic Aviation

Atlantic Aviation Business Overview

Atlantic Aviation operates fixed base operations, or FBOs, at 63 airports in the United States. Atlantic Aviation’s FBOs provide primarily fueling and fuel-related services, aircraft parking and hangar services to owners/operators of jet aircraft, principally in the general aviation sector of the air transportation industry, but also to commercial, military, freight and government aviation customers. On December 12, 2013, Atlantic Aviation entered into an asset purchase agreement to acquire five additional FBOs. See “— Recent Developments — Acquisition by Atlantic Aviation of the Galaxy Assets.”

Industry Overview

FBOs service primarily the general aviation segment of the air transportation industry. General aviation includes corporate and leisure flying and does not include commercial air carriers or military operations. Local airport authorities, the owners of the airport property, grant FBO operators the right to provide fueling and other services pursuant to a long-term ground lease. Fuel sales provide the majority of an FBO’s revenue and gross profit.

FBOs generally operate in environments with high barriers to entry. Airports often have limited physical space for additional FBOs. Airport authorities generally do not have an incentive to add additional FBOs unless there is a significant demand to provide additional capacity, as profit-making FBOs are more likely to reinvest in the airport and provide a broad range of services, thus attracting increased airport traffic.

The increased traffic tends to generate additional revenue for the airport authority in the form of landing and/or fuel flowage fees. Government approvals and design and construction of a new FBO can also take significant time and capital expenditures. Furthermore, airports typically impose minimum standards with respect to the experience, capital investment and breadth of services provided.

Demand for FBO services is driven by the level of general aviation flight activity. The general aviation activity level can be measured by the number of take-offs and landings in a given period. From February 2009 through September 30, 2013, general aviation flight movements in the U.S. have increased by 3.5% per year according to flight data reported by the Federal Aviation Administration, or FAA. Because Atlantic Aviation operates at a subset of the airports surveyed by the FAA, the correlation between Atlantic Aviation’s performance and the industry data will not be perfect. Nonetheless, the business believes it is a useful directional tool to assess trends in the general aviation sector. The business believes business jet traffic will continue to expand as economic activity continues to recover.

Atlantic Aviation Strategy

Atlantic Aviation is pursuing a strategy that has four principal components. These are:

1.	An overarching commitment to providing superior service and safety to its customers;
2.	A focus on organically growing the business and leveraging the size of the Atlantic Aviation network and its information technology capabilities to identify marketing opportunities and implement cross-selling initiatives;
3.	Aggressively managing the business so as to minimize, to the extent possible, its operating expenses; and
4.	Optimizing its portfolio of FBOs through selective site acquisition and divestitures as well as taking actions to extend the life of its existing leases.

We believe that Atlantic Aviation is well positioned to successfully execute the strategy outlined above based in part on the skill and experience of its management team and its good reputation in the general aviation services industry. We believe that the reduction in the leverage ratio of Atlantic Aviation due to the refinancing of its long-term debt in the second quarter of 2013 will support ongoing distributions from Atlantic Aviation to us and, subject to continued improvement in the macro-economic backdrop and corresponding improvement in operating performance of our businesses, growth in these distributions over time.

MIC Solar Energy Holdings

As of October 8, 2013, we have invested in five solar photovoltaic, or solar PV, power generation facilities that are expected to have an aggregate generating capacity of 57 megawatts. The facilities are located in the southwest United States, two in Arizona, one in Texas and two in California. Both our facility in Texas and one of our facilities in Arizona are currently operating while the other facilities are currently under construction and are expected to commence operations before the end of the first quarter of 2014. The facilities currently in operation have a combined generating capacity of 30 megawatts, and those under construction have a combined generating capacity of 27 megawatts. We are reviewing other, similar investment opportunities and believe that we could deploy additional capital in this segment. Our investments in solar power generation, which we refer to collectively as MIC Solar, constituted a reportable business segment as of the third quarter of 2013.

Utility-scale solar PV technologies convert energy from sunlight directly into electricity, using large arrays of solar panels. These are proven technologies that produce highly predictable amounts of electricity. Owners of solar PV facilities typically sell substantially all of the electricity generated from these facilities at a fixed price to electric utilities pursuant to long-term (typically 20 – 25 years) power purchase agreements, or PPAs. Accordingly, revenue from solar PV facilities is predictable over the term of the PPA.

The primary ongoing cost of the business is the operations and maintenance expense, or O&M, of the facility. Owners of solar PV facilities typically enter into long-term O&M contracts with an O&M service provider at a fixed annual cost. Accordingly, operating costs of solar PV facilities are predictable as well.

We believe that the combination of predictable revenue streams and good visibility into operating costs provides us with a high degree of certainty regarding the cash generating capacity of these investments.

These facilities are also expected to produce significant tax benefits. A substantial portion of the cost of these facilities is expected to qualify for a 30% investment tax credit. The tax credit is generated immediately upon construction completion and commencement of operations.

Recent Developments

Acquisition by Atlantic Aviation of the Galaxy Assets

On December 12, 2013, Atlantic Aviation FBO Inc., or AA FBO, entered into an asset purchase agreement with several related entities, which we refer to collectively as Galaxy Aviation, to acquire substantially all the assets of five FBOs and one hanger, or collectively, the Galaxy Assets, as described below, for an aggregate purchase price of $195 million. We refer to this transaction as the Galaxy Acquisition.

There are two components to the Galaxy Acquisition:

1.	the acquisition of five existing FBOs; and
2.	the acquisition of a new hangar that is currently under construction at one of the five airports at which the FBOs operate upon completion of construction.

We intend to finance the Galaxy Acquisition with the proceeds of this offering, approximately $26 million in cash on hand and a draw of approximately $62 million on a credit facility at Atlantic Aviation. The Galaxy Acquisition is expected to close in the first quarter of 2014, subject to receipt of required consents from each of the relevant airport authorities and satisfaction of other conditions precedent customarily found in a transaction of this size and type. There can be no assurance that we will be able to consummate the Galaxy Acquisition on a timely basis or at all. This offering is not conditioned on consummation of the Galaxy Acquisition.

	FBO	Location
1.	Galaxy Aviation Northeast Florida	St. Augustine, Florida
2.	Galaxy Aviation of Orlando	Orlando, Florida
3.	Galaxy Aviation of Palm Beach	Palm Beach, Florida
4.	Galaxy Aviation of Steamboat	Steamboat Springs, Colorado
5.	Greenie Hangars	Stuart, Florida

The Galaxy Assets generate the majority of their sales in the Florida market. Of the top 250 locations in the U.S., Florida (including certain airports not served by the Galaxy Assets) generated 11.8% of general aviation flight movements in 2012, based on data provided by the Federal Aviation Administration, or FAA. West Palm Beach airport was the 7th busiest general aviation airport in the world during 2012, again based on data provided by the FAA. Atlantic Aviation has no operations in the Florida market at present.

FBOs generally operate pursuant to long-term lease agreements with airport authorities that own the land on which the airport is situated. The average remaining life of the Galaxy Assets leases is 27.3 years, which is longer than the 19.8 years of average remaining life of the existing Atlantic Aviation leases.

Atlantic Aviation’s existing FBOs and the FBOs in the Galaxy Assets portfolio generate the majority of their revenue, gross profit and EBITDA (earnings before interest, taxes, depreciation and amortization) from fuel sales. Like Atlantic Aviation’s existing operations, the Galaxy Assets attempt to maintain and, where possible, increase a dollar-based margin on each gallon of fuel sold and to pass fluctuations in the underlying cost of jet fuel through to the consumer. For the full year 2012, approximately 65% of the Galaxy Assets’ gross profit was generated from fuel sales. For Atlantic Aviation, the figure was approximately 66%.

Audited historical financial information for the Galaxy Assets is not currently available. We plan to file separate audited financial statements for the Galaxy Assets and pro forma financial information giving effect to the Galaxy Acquisition in a current report on Form 8-K within the prescribed time period following consummation of the Galaxy Acquisition, if and to the extent required by SEC rules.

Based on unaudited financial information provided to us by Galaxy Aviation, the Galaxy Assets generated revenues of approximately $65.7 million and approximately $50.2 million for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively, total operating income for the same periods of approximately $6.5 million and approximately $6.0 million, respectively, and net income for the same periods of approximately $5.7 million and approximately $5.6 million, respectively.

Based on unaudited financial and other information provided to us by Galaxy Aviation, we estimate that, upon completion of the additional hangar, the Galaxy Assets will generate 2014 Adjusted EBITDA excluding non-cash items of $17.83 million. Adjusted EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items including impairments, derivative gains and losses and other non-cash items reflected in the statement of operations, and additional adjustments to the forecast for full year 2013 and 2014 periods to reflect the Galaxy Acquisition as though it occurred in January 2013. Adjusted EBITDA excluding non-cash items does not include certain cash items such as interest payments and capital expenditures estimated at $2.8 million and $357,000, respectively, per year for Galaxy. A reconciliation of estimated 2014 Adjusted EBITDA excluding non-cash items for the Galaxy Assets to estimated 2014 net income for the Galaxy Assets is provided below. There can be no assurance that these estimates will be realized or that such estimated 2014 Adjusted EBITDA excluding non-cash items will be generated. These estimates are subject to risks and uncertainties, including the risk factors and other cautionary statements under the headings “Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus supplement.

($ in thousands)
2012 Galaxy net income(1)	$5,695
Galaxy management fees(2)	2,557
Galaxy non-fee expenses(3)	1,003
2012 Galaxy FBO operation net income	$9,255
Galaxy new contracts and gross profit additions(4)	1,678
Estimated 2013 Galaxy FBO operation net income	$10,933
Galaxy non-recurring costs(5)	540
Annual impact of 2013 Galaxy new volumes(4)	1,051
Discontinuation of Galaxy operating leases(6)	68
Galaxy new contracted hangar for 9 months(7)	1,600
Galaxy new contracted hangar full-year impact(8)	542
Atlantic Aviation insurance and credit card terms on Galaxy(9)	517
Atlantic Aviation procurement rates on Galaxy(9)	269
Incremental Galaxy amortization(10)	(3,746)
Incremental Galaxy interest expense(11)	(2,028)
Estimated 2014 Galaxy net income	$9,746
Galaxy depreciation and amortization(10)	5,289
Galaxy interest expense(11)	2,790
Galaxy estimated 2014 Adjusted EBITDA excluding non-cash items	$17,825

(1)	Based on information provided by Galaxy Aviation.
(2)	Estimated fees to Galaxy owners that will not recur.
(3)	Estimated other owner-related operating expenses not expected to recur.
(4)	Incremental income expected primarily from new business.
(5)	Estimated Galaxy non-recurring costs.
(6)	Elimination of operating leases.
(7)	Expected income from new hangar at Palm Beach estimated completion date April 1, 2014.
(8)	Annualization adjustment for new hangar at Palm Beach.
(9)	Estimated effect of more favorable Atlantic Aviation terms applied to Galaxy.

(10)	Amortization of new intangible assets recognized as part of purchase price allocation.
(11)	Interest expense on new Galaxy debt incurred as part of purchase transaction.

The foregoing historical and estimated financial information regarding the Galaxy Assets is unaudited and based on data provided to us by Galaxy Aviation management and has not been reviewed by our independent accountants or the independent accountants of Galaxy Aviation. We cannot assure you that this financial information will not change or that any such changes will not be material.

Our principal executive offices are located at 125 West 55th Street, New York, NY 10019. Our telephone number at that location is (212) 231-1000. You may also obtain additional information about us from our website, www.macquarie.com/mic. Information on our website is not incorporated by reference into this prospectus supplement or a part of this prospectus supplement.

THE OFFERING

Issuer
Macquarie Infrastructure Company LLC
Shares offered by us
2,125,200 shares or 2,443,980 shares if the underwriters exercise in full their option to purchase additional shares.
Option to purchase additional shares
We have granted the underwriters the option to purchase up to an additional 318,780 shares within 30 days of the date of this prospectus supplement.
Shares outstanding after this offering
55,646,710 shares or 55,965,490 shares if the underwriters exercise in full their option to purchase additional shares.(a)
Use of proceeds
We expect to use substantially all of the net proceeds from this offering to finance, in part, the Galaxy Acquisition and to use any remaining proceeds for general corporate purposes. See “— Recent Developments — Acquisition by Atlantic Aviation of the Galaxy Assets.” There can be no assurance that we will be able to consummate the Galaxy Acquisition on a timely basis or at all and, if the Galaxy Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Risk Factors — Risks Related to the Galaxy Acquisition.”
Exchange listing
Our shares are listed on the NYSE under the symbol “MIC.”
Risk factors
An investment in our shares is subject to risks. Please refer to “Risk Factors,” “Forward-Looking Statements” and other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our shares.
Transfer agent
Computershare Investor Services, LLC.

(a)	The number of shares to be outstanding immediately after the offering is based on shares outstanding as of December 11, 2013 and excludes 12,910 shares issuable upon vesting of the same number of outstanding restricted stock units, 999,790 shares reserved for issuance under our Direct Stock Purchase Program and 329,893 shares issuable to our Manager upon its reinvestment of its base management and performance fees earned for the third quarter of 2013 and base management fees earned for November 2013. The final number of shares issuable to our Manager was determined based on the volume weighted average price to be calculated over specified periods. Our Manager is eligible to receive a base management fee of $8.3 million and a performance fee of $6.9 million for the third quarter of 2013 and a base management fee of $2.8 million for November 2013. Our Manager has informed us that it intends to elect to receive its fees in shares.

Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters’ overallotment option is not exercised.

SUMMARY FINANCIAL DATA

The summary financial data includes the results of operations, cash flow and balance sheet data for the nine months ended September 30, 2013 and 2012 and years ended December 31, 2012, 2011 and 2010 for our consolidated group, with the results of businesses acquired during those years being included from the date of each acquisition. The summary financial data for the nine months ended September 30, 2013 and 2012 have been derived from our consolidated condensed financial statements. The summary financial data for each of the three years in the period ended December 31, 2012 have been derived from our consolidated financial statements, which financial statements have been audited by KPMG LLP. The information below should be read in conjunction with the consolidated financial statements (and notes thereon) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2012 and Part I, Item 1 of our Quarterly Report on Form 10-Q for the nine months ended September 30, 2013 incorporated by reference herein.

	Macquarie Infrastructure Company LLC
	Nine Months Ended September 30,		Year Ended December 31,
($ in thousands, except per share data)	2013	2012	2012	2011	2010
	(unaudited)
Statement of operations data:
Revenue
Revenue from product sales	$513,465	$508,468	$677,164	$639,521	$514,344
Revenue from product sales – utility	104,095	110,656	144,439	140,746	113,752
Service revenue	160,153	160,053	207,907	203,532	204,852
Financing and equipment lease income	2,779	3,448	4,536	4,992	7,843
Total revenue	780,492	782,625	1,034,046	988,791	840,791
Cost of revenue
Cost of product sales	340,122	346,778	462,229	437,049	326,734
Cost of product sales – utility	89,095	94,497	122,254	116,413	90,542
Cost of services(1)	37,030	41,489	52,609	52,744	53,088
Gross profit	314,245	299,861	396,954	382,585	370,427
Selling, general and administrative expenses	154,998	157,301	213,372	202,486	201,787
Fees to manager-related party	76,912	39,108	89,227	15,475	10,051
Depreciation(2)	28,730	22,704	31,587	33,815	29,721
Amortization of intangibles(3)	25,866	25,892	34,601	42,107	34,898
Loss from customer contract termination	1,626	—	—	—	—
Loss (gain) on disposal of assets(4)	226	(1,379)	(1,358)	1,522	17,869
Total operating expenses	288,358	243,626	367,429	295,405	294,326
Operating income	25,887	56,235	29,525	87,180	76,101
Interest income	182	116	222	112	29
Interest expense(5)	(31,190)	(39,076)	(46,623)	(59,361)	(106,834)
Loss on extinguishment of debt	(2,472)	—	—	—	—
Equity in earnings and amortization charges of investee	30,327	23,295	32,327	22,763	31,301
Other income, net	514	245	1,085	912	712
Net income from continuing operations before income taxes	23,248	40,815	16,536	51,606	1,309
(Provision) benefit for income taxes	(9,241)	(14,698)	(2,285)	(22,718)	8,697
Net income from continuing operations	$14,007	$26,117	$14,251	$28,888	$10,006
Net income from discontinued operations, net of taxes	—	—	—	—	81,323
Net income	$14,007	$26,117	$14,251	$28,888	$91,329
Less: net (loss) income attributable to noncontrolling interests	(1,423)	2,766	930	1,545	659
Net income attributable to MIC LLC	$15,430	$23,351	$13,321	$27,343	$90,670

	Macquarie Infrastructure Company LLC
	Nine Months Ended September 30,		Year Ended December 31,
($ in thousands, except per share data)	2013	2012	2012	2011	2010
	(unaudited)
Per Share Data:
Basic income per share from continuing operations attributable to MIC LLC interest holders	$0.31	$0.50	$0.29	$0.59	$0.21
Basic income per share from discontinued operations attributable to MIC LLC interest holders	—	—	—	—	1.78
Basic income per share attributable to MIC LLC interest holders	$0.31	$0.50	$0.29	$0.59	$1.99
Weighted average number of shares outstanding: basic	50,525,617	46,524,980	46,635,049	45,995,207	45,549,803
Diluted income per share from continuing operations attributable to MIC LLC interest holders	$0.31	$0.50	$0.29	$0.59	$0.21
Diluted income per share from discontinued operations attributable to MIC LLC interest holders	—	—	—	—	1.78
Diluted income per share attributable to MIC LLC interest holders	$0.31	$0.50	$0.29	$0.59	$1.99
Weighted average number of shares outstanding: diluted	50,541,513	46,545,903	46,655,289	46,021,015	45,631,610
Cash dividends declared per share	$2.4375	$1.5125	$2.20	$0.80	$—
Statement of cash flows data:
Cash flow from continuing operations
Cash provided by operating activities	$127,760	$164,583	$217,911	$91,042	$98,555
Cash (used in) provided by investing activities	(66,037)	31,153	2,477	(39,682)	(24,774)
Cash used in financing activities	(120,056)	(67,725)	(101,798)	(53,137)	(76,528)
Net (decrease) increase in cash	$(58,333)	$128,011	$118,590	$(1,777)	$(2,747)
Cash Flow from discontinued operations
Cash used in operating activities	$—	$—	$—	$—	$(12,703)
Cash provided by investing activities	$—	$—	$—	$—	134,356
Cash used in financing activities	—	—	—	—	(124,183)
Cash used in discontinued operations(6)	$—	$—	$—	$—	$(2,530)
Change in cash of discontinued operations held for sale(6)	$—	$—	$—	$—	$2,385
Balance sheet data:
Total current assets from continuing operations	$226,252	$276,419	$253,910	$143,313	$125,427
Property, equipment, land and leasehold improvements, net(2)	777,067	559,096	708,031	561,022	563,451
Intangible assets, net(3)	600,345	635,611	626,902	662,135	705,862
Goodwill	513,939	514,640	514,640	516,175	514,253
Total assets	2,249,174	2,162,891	2,223,694	2,168,633	2,196,742
Total current liabilities from continuing operations	284,842	214,621	245,330	148,902	171,286
Deferred income taxes	176,092	192,101	169,392	177,262	156,328
Long-term debt, net of current portion	754,685	1,010,726	1,052,584	1,086,053	1,089,559
Total liabilities	1,269,352	1,472,010	1,526,129	1,474,773	1,510,047
Members’ equity	917,647	701,624	655,028	703,682	691,149

(1)	Includes depreciation expense of $5.0 million for each of the nine months ended September 30, 2013 and 2012 and $6.7 million, $6.6 million and $6.6 million for the years ended December 31, 2012, 2011 and 2010, respectively, relating to District Energy.
(2)	Includes non-cash impairment charges of $1.4 million recorded during the second quarter of 2011 at Atlantic Aviation.
(3)	Includes non-cash impairment charges of $7.3 million for contractual arrangements recorded during the second quarter of 2011 at Atlantic Aviation.
(4)	Loss on disposal of assets includes $226,000, $1.5 million and $17.9 million for FBOs sold at Atlantic Aviation during the nine months ended September 30, 2013 and years ended December 31, 2011 and 2010, respectively. Gain on disposal of assets includes $1.4 million for FBOs sold at Atlantic Aviation during each of the nine months ended September 30, 2012 and year ended December 31, 2012.
(5)	Interest expense includes adjustment to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees. Interest rate swap breakage fees at Hawaii Gas were $8.7 million for each of the nine months ended September 30, 2012 and year ended December 31, 2012. Interest rate swap breakage fees at Atlantic Aviation were $595,000, $2.3 million and $5.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.
(6)	Cash of discontinued operations held for sale is reported in assets of discontinued operations held for sale in our consolidated balance sheets. The net cash used in discontinued operations is different than the change in cash of discontinued operations held for sale due to intercompany transactions that are eliminated in consolidation.

RISK FACTORS

An investment in our shares involves a number of risks. We urge you to carefully consider the risk factors described below and those included in the accompanying prospectus and in the documents incorporated herein and therein by reference, including our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2013 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as other information, before reaching a decision regarding an investment in our shares. The risks described below and referenced above are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described herein or cross-referenced above were to materialize, our business, results of operations, cash flow, financial condition and prospects could be materially and adversely affected. In that case, our ability to make distributions to our shareholders may be reduced, the trading price of our shares could decline and you could lose all or part of your investment. You should consult your own financial and legal advisors before making an investment in our shares.

Risks Related to the Galaxy Acquisition

The financial reporting and control systems of Galaxy Aviation are not as well developed as ours, and the financial information we have received from Galaxy Aviation is unaudited and has not been reviewed by our independent accountants or Galaxy Aviation’s independent accountants.

FBO industry participants are often smaller, private companies with less sophisticated information and financial reporting and control capabilities. Galaxy Aviation is privately owned and has financial reporting and control systems that are more limited than ours. As such, the quality of the financial and other information we have received from Galaxy Aviation may be more limited than we generally receive in transactions outside of the FBO industry. In addition, the financial information provided to us by Galaxy Aviation, including the information included in this prospectus supplement, is unaudited and has not been reviewed by our independent accountants or the independent accountants of Galaxy Aviation. We cannot assure you that such financial information will not change or that any such changes will not be material. In addition, integrating and ensuring the effectiveness of financial reporting and controls with respect to the Galaxy Assets following the consummation of the Galaxy Acquisition may entail significant costs and management time.

Failure to complete, or realize anticipated operational improvements from, the Galaxy Acquisition could negatively impact our business; our increased level of indebtedness after the Galaxy Acquisition could reduce our operating flexibility.

Completing the Galaxy Acquisition is subject to a number of conditions, and we may not complete the Galaxy Acquisition on a timely basis or at all, which could have an adverse effect on the business and results of operations of our Atlantic Aviation business. If we complete the Galaxy Acquisition, we may be unable to timely and effectively integrate the assets acquired into our ongoing operations. Integration could be expensive and could be time consuming for our management. We also may not be able to achieve anticipated financial performance of the acquired assets within our expected time frames or at all. In addition, we expect Atlantic Aviation to incur indebtedness to partially fund the Galaxy Acquisition. This increased level of indebtedness will increase our interest payments and could reduce funds available for additional acquisitions or other business purposes and could restrict financial and operating flexibility of Atlantic Aviation.

If the Galaxy Acquisition does not close, we will have broad discretion to use the proceeds from this offering.

Because the closing of the Galaxy Acquisition is subject to a number of closing conditions as described above, we cannot assure you that the Galaxy Acquisition will close. If the Galaxy Acquisition does not close, we will have significant discretion to allocate the proceeds from this offering to other uses. We have no assurances that we will have opportunities to allocate the proceeds from this offering for other productive uses or that other uses of the proceeds from this offering will result in a favorable return to investors.

Risks Related to Our Business Operations

We own, and may acquire in the future, investments in which we share voting control with third parties and, consequently, our ability to exercise significant influence over the business or level of their distributions to us may be limited.

We own 50% of IMTT and 50.01% of District Energy and may acquire less than majority ownership in other businesses in the future. Our ability to influence the management of businesses in which we own noncontrolling interests, and the ability of these businesses to continue operating without disruption, depends on our reaching agreement with our co-investors and reconciling investment and performance objectives for these businesses. Our co-investors may become bankrupt or may have economic or other business interests that are inconsistent with our interests and goals. To the extent that we are unable to agree with co-investors regarding the business and operations of the relevant investment, the performance of the investment and the operations may suffer, we may not receive anticipated distributions or such distributions may be delayed and there may be a material adverse impact on our results. In addition, we may become involved in costly litigation or other dispute resolution procedures to resolve disagreements with our co-investors, which would divert management’s attention.

Furthermore, we may, from time to time, own noncontrolling interests in investments. Management and controlling shareholders of these investments may develop different objectives than we have and we may be unable to control the timing or amount of distributions we receive from these investments. Our inability to exercise significant influence over the operations, strategies and policies of non-controlled investments means that decisions could be made that could adversely affect our results and our ability to generate cash and pay dividends on our shares. See also “Risks Related to IMTT — We share ownership and voting control of IMTT with a third party co-investor and do not manage the day to day operations of IMTT. A representative and beneficiary of that co-investor is currently the CEO of IMTT. Our ability to exercise significant influence over the business or level of distributions from IMTT is limited, and we have been, and we may again be negatively impacted by disagreements with our co-investor regarding IMTT’s business and operations.”

Our holding company structure may limit our ability to make regular dividends in the future to our shareholders because we will rely on the cash flows and distributions from our businesses.

We are a holding company with no operations. Therefore, it is dependent upon the ability of our businesses and investments to pay dividends and make distributions to us to enable us to meet our expenses, and to make dividends to shareholders in the future. The ability of our operating subsidiaries and the businesses in which we will hold investments to make distributions to us is subject to limitations based on their operating performance, the terms of their debt agreements and the applicable laws of their respective jurisdictions. In addition, the ability of each business to reduce its outstanding debt will be similarly limited by its operating performance, as discussed below and in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 20, 2013.

Fluctuations in economic, equity and credit market conditions may have a material adverse effect on our results of operations, our liquidity or our ability to obtain credit on acceptable terms.

Should the economic, equity and credit market conditions become disrupted, our ability to raise equity or obtain capital, to repay or refinance credit facilities at maturity, pay significant capital expenditures or fund growth may be costly and/or impaired. Our access to debt financing in particular will depend on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to our industry, our credit history and credit capacity, as well as the historical performance of our businesses and lender perceptions of their and our financial prospects. In the event we are unable to obtain debt financing, particularly as significant credit facilities mature, our internal sources of liquidity may not be sufficient.

Economic conditions may also increase our counterparty risk, particularly in those businesses whose revenues are determined under multi-year contracts, such as IMTT and District Energy. Should conditions deteriorate, we would expect to see increases in counterparty defaults and/or bankruptcies, which could result in an increase in bad debt expense and may cause our operating results to decline.

The volatility in the financial markets makes projections regarding future obligations under pension plans difficult. Two of our businesses, Hawaii Gas and IMTT, have defined benefit retirement plans. Future funding obligations under those plans depend in large part on the future performance of plan assets and the mix of investment assets. Our defined benefit plans hold a significant amount of equity securities as well as fixed income securities. If the market values of these securities decline or if interest rates decline, our pension expense and cash funding requirements would increase and, as a result, could materially adversely affect these businesses’ and our results and liquidity.

If borrowing costs increase or if debt terms become more restrictive, the cost of refinancing and servicing our debt will increase, reducing our profitability and ability to freely deploy free cash flow.

The majority of indebtedness at our primary businesses matures within three to seven years. Refinancing this debt may result in substantially higher interest rates or margins or substantially more restrictive covenants. Any of these could limit operational flexibility or reduce dividends and/or distributions from our operating businesses to us, which would have an adverse impact on our ability to freely deploy free cash flow. We cannot provide assurance that we or the other owners of any of our businesses will be able to make capital contributions to repay some or all of the debt if required.

The debt facilities at our businesses contain terms that become more restrictive over time, with stricter covenants and increased amortization schedules. Those terms will limit our ability to freely deploy free cash flow.

Security breaches or interruptions in our information systems could materially adversely affect our business.

We rely on information technology networks and systems to process, transmit and store electronic information used to operate our businesses. We also share certain information technology networks with our Manager. The information technology infrastructure we use, as well as the information technology systems used by our Manager, could be vulnerable to security breach, damage or interruption from computer viruses, cyber attacks, cyber terrorism, natural disasters or telecommunications failures. If our technology systems were to fail or be breached and we were unable to recover in a timely manner, we may be unable to fulfill critical business functions and confidential data could be compromised, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Unfavorable publicity or public perception of the industries in which we operate could adversely impact our operating results and our reputation.

Accidents and incidents involving the aviation industry, particularly those involving the airports and heliport at which we operate, whether or not directly related to our services, and the media coverage thereof, can adversely impact our reputation and the demand for our services. Similarly, negative publicity or public perception of the energy-related industries in which we operate, including through media coverage of environmental contamination and climate change concerns, could reduce demand for our services and harm our reputation. Any reduction in demand for the services our businesses provide or damage to our reputation could have a material adverse effect on our results of operations and business prospects.

Our businesses are subject to environmental risks that may impact our future profitability.

Our businesses (including businesses in which we invest) are subject to numerous statutes, rules and regulations relating to environmental protection. Atlantic Aviation is subject to environmental protection requirements relating to the storage, transport, pumping and transfer of fuel, and District Energy is subject to requirements relating mainly to its handling of significant amounts of hazardous materials. Hawaii Gas is subject to risks and hazards associated with the refining, handling, storage and transportation of combustible products. These risks could result in substantial losses due to personal injury, loss of life, damage or destruction of property and equipment and environmental damage. Any losses we face could be greater than insurance levels maintained by our businesses, which could have an adverse effect on their and our financial results. In addition, disruptions to physical assets could reduce our ability to serve customers and adversely affect sales and cash flows.

IMTT’s operations in particular are subject to complex, stringent and expensive environmental regulation and future compliance costs are difficult to estimate with certainty. IMTT also faces risks relating to the handling and transportation of significant amounts of hazardous materials. Failure to comply with regulations or other claims may give rise to interruptions in operations and civil or criminal penalties and liabilities that could adversely affect the profitability of this business and the distributions it makes to us, as could significant unexpected compliance costs. Further, these rules and regulations are subject to change and compliance with any changes that could result in a restriction of the activities of our businesses, significant capital expenditures and/or increased ongoing operating costs.

A number of the properties owned by IMTT have been subject to environmental contamination in the past and require remediation for which IMTT is liable. These remediation obligations exist principally at IMTT’s Bayonne and Lemont facilities and could cost more than anticipated or could be incurred earlier than anticipated, or both. In addition, IMTT may discover additional environmental contamination at its Bayonne, Lemont or other facilities that may require remediation at significant cost to IMTT. Further, the past contamination of the properties owned by IMTT, including by former owners or operators of such properties, could result in remediation obligations, personal injury, property damage, environmental damage or similar claims by third parties.

We may also be required to address other prior or future environmental contamination, including soil and groundwater contamination that results from the spillage of fuel, hazardous materials or other pollutants. Under various federal, state, local and foreign environmental statutes, rules and regulations, a current or previous owner or operator of real property may be liable for noncompliance with applicable environmental and health and safety requirements and for the costs of investigation, monitoring, removal or remediation of hazardous materials. These laws often impose liability, whether or not the owner or operator knew of, or was responsible for, the presence of hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials may also be liable for the costs of removal or remediation of those materials at the disposal or treatment facility, whether or not that facility is or ever was owned or operated by that person and whether or not the original disposal or treatment activity accorded with all regulatory requirements. The presence of hazardous materials on a property could result in personal injury, loss of life, damage or destruction of property and equipment, environmental damage and/or claims by third parties that could have a material adverse effect on our financial condition or operating results.

Climate change, climate change regulations and greenhouse effects may adversely impact our operations and markets.

Climate change is receiving increased attention from the scientific and political communities. There is an ongoing debate as to the extent to which our climate is changing, the possible causes of this change and its potential impacts. Some attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. The outcome of federal and state actions to address global climate change could result in significant new regulations, additional changes to fund energy efficiency activities or other regulatory actions. These actions could increase the costs of operating our businesses, reduce the demand for our products and services and impact the prices we charge our customers, any or all of which could adversely affect our results of operations. In addition, climate change could make severe weather events more frequent, which would increase the likelihood of capital expenditures to replace damaged infrastructure at our businesses.

Energy efficiency and technology advances, as well as conservation efforts, may result in reduced demand for our products and services.

The trend toward increased conservation, as well as technological advances, including installation of improved insulation, the development of more efficient heating and cooling devices and advances in energy generation technology, may reduce demand for certain of our products and services. During periods of high energy commodity costs, the prices of certain of our products and services generally increase, which may lead to customer conservation. In addition, federal and/or state regulation may require mandatory conservation measures, which would also reduce demand. A reduction in demand for our products and services could adversely affect our results of operations.

Our businesses are dependent on our relationships, on a contractual and regulatory level, with government entities that may have significant leverage over us. Government entities may be influenced by political considerations to take actions adverse to us.

Our businesses generally are, and will continue to be, subject to substantial regulation by governmental agencies. In addition, our businesses rely on obtaining and maintaining government permits, licenses, concessions, leases or contracts. Government entities, due to the wide-ranging scope of their authority, have significant leverage over us in their contractual and regulatory relationships with us that they may exercise in a manner that causes us delays in the operation of our businesses or pursuit of our strategy, or increased administrative expense. Furthermore, government permits, licenses, concessions, leases and contracts are generally very complex, which may result in periods of non-compliance, or disputes over interpretation or enforceability. If we fail to comply with these regulations or contractual obligations, we could be subject to monetary penalties or we may lose our rights to operate the affected business, or both. Where our ability to operate an infrastructure business is subject to a concession or lease from the government, the concession or lease may restrict our ability to operate the business in a way that maximizes cash flows and profitability. Further, our ability to grow our current and future businesses will often require consent of numerous government regulators. Increased regulation restricting the ownership or management of U.S. assets, particularly infrastructure assets, by non-U.S. persons, given the non-U.S. ultimate ownership of our Manager, may limit our ability to pursue acquisitions. Any such regulation may also limit our Manager’s ability to continue to manage our operations, which could cause disruption to our businesses and a decline in our performance. In addition, any required government consents may be costly to seek and we may not be able to obtain them. Failure to obtain any required consents could limit our ability to achieve our growth strategy.

Our contracts with government entities may also contain clauses more favorable to the government counterparty than a typical commercial contract. For instance, a lease, concession or general service contract may enable the government to terminate the agreement without requiring them to pay adequate compensation. In addition, government counterparties also may have the discretion to change or increase regulation of our operations, or implement laws or regulations affecting our operations, separate from any contractual rights they may have. Governments have considerable discretion in implementing regulations that could impact these businesses. Governments may be influenced by political considerations to take actions that may hinder the efficient and profitable operation of our businesses and investments.

Many of our contracts, especially those with government entities or quasi-government entities are long-term contracts. These long-term contracts may be difficult to replace if terminated. In addition, buy-out or other early termination provisions could adversely affect our results of operations if exercised before the end of the contract.

Governmental agencies may determine the prices we charge and may be able to restrict our ability to operate our businesses to maximize profitability.

Where our businesses or investments are sole or predominant service providers in their respective service areas and provide services that are essential to the community, they are likely to be subject to rate regulation by governmental agencies that will determine the prices they may charge. We may also face fees or other charges imposed by government agencies that increase our costs and over which we have no control. We may be subject to increases in fees or unfavorable price determinations that may be final with no right of appeal or that, despite a right of appeal, could result in our profits being negatively affected. In addition, we may have very little negotiating leverage in establishing contracts with government entities, which may decrease the prices that we otherwise might be able to charge or the terms upon which we provide products or services. Businesses and investments we acquire in the future may also be subject to rate regulation or similar negotiating limitations.

Our income may be affected adversely if additional compliance costs are required as a result of new safety, health or environmental regulation.

Our businesses and investments are subject to federal, state and local safety, health and environmental laws and regulations. These laws and regulations affect all aspects of their operations and are frequently modified. There is a risk that any one of our businesses or investments may not be able to comply with some aspect of these laws and regulations, resulting in fines or penalties. Additionally, if new laws and regulations are adopted or if interpretations of existing laws and regulations change, we could be required to increase capital spending and incur increased operating expenses in order to comply. Because the regulatory environment frequently changes, we cannot predict when or how we may be affected by such changes. Environmental emissions and other compliance testing technologies continue to improve, which may result in more stringent, targeted environmental regulations and compliance obligations in the future, for example at IMTT, the costs of which could be material and adversely affect our cash flows and results of operations.

A significant and sustained increase in the price of oil could have a negative impact on the revenue of a number of our businesses.

A significant and sustained increase in the price of oil could have a negative impact on the profitability of a number of our businesses. Higher prices for jet fuel could result in less use of aircraft by general aviation customers, which would have a negative impact on the profitability of Atlantic Aviation. Higher fuel prices could increase the cost of power to our businesses generally which they may not be able to fully pass on to customers.

We may face a greater exposure to terrorism than other companies because of the nature of our businesses and investments.

We believe that infrastructure businesses face a greater risk of terrorist attack than other businesses, particularly those businesses that have operations within the immediate vicinity of metropolitan and suburban areas. Specifically, because of the combustible nature of the products of Hawaii Gas and consumer reliance on these products for basic services, the business’ SNG plant, transmission pipelines, barges and storage facilities may be at greater risk for terrorism attacks than other businesses, which could affect its operations significantly. Any terrorist attacks that occur at or near our business locations would likely cause significant harm to our employees and assets. In recent years, insurers have significantly reduced the amount of insurance coverage available for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events. A terrorist attack that makes use of our property, or property under our control, may result in liability far in excess of available insurance coverage. In addition, any terrorist attack, regardless of location, could cause a disruption to our business and a decline in earnings. Furthermore, it is likely to result in an increase in insurance premiums and a reduction in coverage, which could cause our profitability to suffer.

We are dependent on certain key personnel, and the loss of key personnel, or the inability to retain or replace qualified employees, could have an adverse effect on our businesses, financial condition and results of operations.

We operate our businesses on a stand-alone basis, relying on existing management teams for day-to-day operations. Consequently, our operational success, as well as the success of our internal growth strategy, will be dependent on the continued efforts of the management teams of our businesses, who have extensive experience in the day-to-day operations of these businesses. Furthermore, we will likely be dependent on the operating management teams of businesses that we may acquire in the future. The loss of key personnel, or the inability to retain or replace qualified employees, could have an adverse effect on our business, financial condition and results of operations.

Risks Related to IMTT

We share ownership and voting control of IMTT with a third party co-investor and do not manage the day to day operations of IMTT. A representative and beneficiary of that co-investor is currently the CEO of IMTT. Our ability to exercise significant influence over the business or level of distributions from IMTT is limited, and we have been, and we may again be negatively impacted by disagreements with our co-investor regarding IMTT’s business and operations.

We own 50% of IMTT; the remaining 50% is owned by a trust for the benefit of members of IMTT’s founding family. Disputes with our co-investor have resulted in arbitration in 2012. While we prevailed in this arbitration, it was costly and diverted the attention of our management and there was a time delay in receiving the distributions to which we were entitled. To the extent that our co-investor and IMTT senior management again act in ways inconsistent with their obligations under the Shareholders’ Agreement between us and our co-investor, further arbitration or litigation may be necessary to enforce our rights. A member of the founding family currently manages the day to day operations of IMTT, and our ability to influence the business is governed by (and may be limited to) our rights under the Shareholders’ Agreement governing our investment in IMTT. Because we do not directly manage the day to day operations of IMTT (in contrast to our other assets, including Hawaii Gas and Atlantic Aviation), we may not be provided with notice of material events with respect to IMTT in as timely a manner and with the same level of detail as we would if we were in such a day to day management role. Because we do not manage directly the day to day operations of IMTT, we do not have complete visibility into IMTT’s operational and financial systems, controls or processes, including among others, as they relate to environmental, health and safety (EHS) measures. In addition, because IMTT management may not fully apprise us of relevant financial or operational matters, we may not be able to evaluate whether such financial, operational, or EHS systems or controls are sufficiently robust or executed appropriately. The possible failure of IMTT to use adequate financial, operational, and EHS systems or controls could negatively affect the value of the business and its ability to serve as a satisfactory counterparty to customers who demand such systems or controls and could potentially result in penalties from regulatory agencies. Our co-investor may again fail to act in compliance with the Shareholders’ Agreement and may have other business interests that are inconsistent with our interests and goals, and may again take actions that are contrary to our business objectives and requests. For example, management, operating under the express or implied direction of the CEO or the co-investor, may oppose our interests in dealings with lenders, contractors, customers, suppliers, regulators and other third party stakeholders, as well our interests in normal business planning and budgeting processes. Similarly, for purposes opposed to or different than ours, management, operating under the express or implied direction of the CEO or the co-investor, may bring forward in time maintenance capital expenditures, expand the scope of maintenance capital expenditure projects, increase maintenance capital expenditures to more than has been properly approved, bring forward supplier payments and tax payments to reduce distributions and/or free cash flow in any reporting period, and/or categorize growth capital expenditures as maintenance capital expenditures in a manner with which we disagree. We may not agree with our co-investor or IMTT’s management as to the payment, amount or timing of distributions or as to transactions such as capital expenditures, acquisitions or dispositions of assets and financings. In addition, we may not receive from management all of the financial and operating data that we request on a timely basis or at all which may significantly delay our ability to report updated IMTT information. If we determine that litigation and/or arbitration is the optimal path to secure our interest and preserve our rights, we will commence such litigation or arbitration as we have in the past.

IMTT’s business is dependent on the demand for bulk liquid storage capacity in the locations where it operates.

Demand for IMTT’s bulk liquid storage is largely a function of U.S. domestic demand for chemical, petroleum and vegetable and animal oil products and, less significantly, the extent to which such products are imported into and/or exported out of the United States. U.S. domestic demand for chemical, petroleum and vegetable and animal oil products is influenced by a number of factors, including economic conditions, growth in the U.S. economy, the pricing of chemical, petroleum and vegetable and animal oil products and their substitutes. Import and export volumes of these products to and from the United States are influenced by demand and supply imbalances in the United States and overseas, the cost of producing chemical, petroleum and vegetable and animal oil products domestically versus overseas and the cost of transporting the products between the United States and overseas destinations. Specifically, production of natural gas from mainland North America may increase or decrease the demand for bulk liquid storage. This situation continues to develop and the effects are not yet predictable.

In addition, changes in government regulations that affect imports and exports of bulk chemical, petroleum, renewable fuels and vegetable and animal oil products, including the imposition of surcharges or taxes on imported or exported products, could adversely affect import and export volumes to and from the United States. A reduction in demand for bulk liquid storage, particularly in the New York Harbor or the lower Mississippi River, as a consequence of lower U.S. domestic demand for, or imports/exports of, chemical, petroleum or vegetable and animal oil products, could lead to a decline in storage rates and tankage volumes rented out by IMTT and adversely affect IMTT’s revenue and profitability and the distributions it makes to us.

IMTT’s business could be adversely affected by a substantial increase in bulk liquid storage capacity in the locations where it operates.

An increase in available bulk liquid storage capacity in excess of growth in demand for such storage in the key locations in which IMTT operates, such as New York Harbor and the lower Mississippi River, could result in overcapacity and a decline in storage rates and tankage volumes rented out by IMTT and could adversely affect IMTT’s revenue and profitability and the distributions it makes to us.

IMTT’s business could be adversely affected by the insolvency of one or more large customers.

IMTT has a number of customers that together generate a material proportion of IMTT’s revenue and gross profit. In 2012, IMTT’s ten largest customers by revenue generated approximately 52.0% of terminal revenue. The insolvency of any of these large customers could result in an increase in unutilized storage capacity in the absence of such capacity being rented to other customers and adversely affect IMTT’s revenue and profitability and the distributions it makes to us.

IMTT’s business involves hazardous activities and is partly located in a region with a history of significant adverse weather events and is potentially a target for terrorist attacks. We cannot assure you that IMTT is, or will be in the future, adequately insured against all such risks.

The transportation, handling and storage of petroleum, chemical and vegetable and animal oil products are subject to the risk of spills, leakage, contamination, fires and explosions. Any of these events may result in loss of revenue, loss of reputation or goodwill, fines, penalties and other liabilities. In certain circumstances, such events could also require IMTT to halt or significantly alter operations at all or part of the facility at which the event occurred. IMTT carries insurance to protect against most of the accident-related risks involved in the conduct of the business; however, the limits of IMTT’s coverage mean IMTT cannot insure against all risks. In addition, because IMTT’s facilities are not insured against loss from terrorism or acts of war, such an attack that significantly damages one or more of IMTT’s major facilities would have a negative impact on IMTT’s future cash flow and profitability and the distributions it makes to us. Further, future losses sustained by insurers during hurricanes in the U.S. Gulf and northeast regions may result in lower insurance coverage and/or increased insurance premiums for IMTT’s properties in Louisiana.

Risks Related to Hawaii Gas

Disruptions or shutdowns at either of the oil refineries on Oahu from which Hawaii Gas obtains both LPG and the primary feedstock for its SNG plant may have an adverse effect on the operations of the business.

Hawaii Gas processes SNG and distributes SNG and LPG. SNG feedstock or LPG supply disruptions or refinery shutdowns that limit the business’ ability to process and/or deliver gas to customers could increase costs as a result of an inability to source feedstock at rates comparable to those being paid currently. The extended unavailability of one or both of the refineries or disruption to crude oil supplies or feedstock to Hawaii could also result in an increased reliance on imported sources. An inability to purchase LPG from foreign sources would adversely affect operations. The business is also limited in its ability to store LPG, and any disruption in supply may cause a depletion of LPG stocks.

Currently, the business has only one contracted source of feedstock for SNG, a refinery on Oahu that was sold to Par Petroleum by Tesoro in a transaction that was announced on September 26, 2013. In July of 2013, Hawaii Gas and Tesoro entered into a new naphtha feedstock agreement covering the period from October 1, 2013 through March 31, 2014. That agreement was assumed by Par Petroleum with its acquisition of the refinery in September. On September 18, 2013, Hawaii Gas received interim approval from Hawaii Public Utilities Commission, or the HPUC, to pass any change in the cost of feedstock through to customers via its fuel adjustment mechanism. There can be no assurance that Hawaii Gas will receive such final approval timely or at all, and a delay or failure to receive such an approval could potentially result in operating cost increases. The business is also limited in its ability to store SNG feedstock in the event of a supply disruption. All supply disruptions of SNG or LPG, if occurring for an extended period, could adversely impact the business’ contribution margin and cash flows.

The most significant costs for Hawaii Gas are locally-sourced LPG, LPG imports and feedstock for the SNG plant, the costs of which are directly related to petroleum prices. To the extent that these costs cannot be passed on to customers, the business’ contribution margin and cash flows will be adversely affected.

The profitability of Hawaii Gas is based on the margin of sales prices over costs. Since LPG and feedstock for the SNG plant are commodities, changes in global supply of and demand for these products can have a significant impact on costs. In addition, increased reliance on higher-priced foreign sources of LPG, whether as a result of disruptions to or shortages in local sources or otherwise, could also have a significant impact on costs. Hawaii Gas has no control over these costs, and, to the extent that these costs cannot be passed on to customers, the business’ financial condition and the results of operations would be adversely affected. Higher prices could result in reduced customer demand or customer conversion to alternative energy sources, or both, that would reduce the volume of gas sold and adversely affect the profitability of Hawaii Gas.

Hawaii Gas relies on its SNG plant, including its transmission pipeline, for a significant portion of its sales. Disruptions at that facility could adversely affect the business’ ability to serve customers.

Disruptions at the SNG plant resulting from mechanical or operational problems or power failures could affect the ability of Hawaii Gas to produce SNG. Most of the utility sales on Oahu are of SNG, and all SNG is produced at the Oahu plant. Disruptions to the primary and redundant production systems would have a significant adverse effect on Hawaii Gas’ revenues and cash flows.

The operations of Hawaii Gas are subject to a variety of competitive pressures and the actions of competitors, particularly those involved in other energy sources, could have a materially adverse effect on operating results.

Other fuel sources such as electricity, diesel, solar energy, geo-thermal, wind, other gas providers and alternative energy sources may be substituted for certain gas end-use applications, particularly if the price of gas increases relative to other fuel sources, whether due to higher costs or otherwise. Customers could, for a number of reasons, including increased gas prices, lower costs of alternative energy or convenience, meet their energy needs through alternative sources. This could have an adverse effect on the business’ revenues and cash flows.

Reductions in U.S. military spending could result in a reduction in demand for gas in Hawaii.

The U.S. military has a significant presence in Hawaii. To the extent that federal spending cuts, including voluntary cuts in U.S. military spending or mandatory cuts pursuant to sequestration, result in a reduced military presence in Hawaii, such reductions could reduce the demand for gas products in Hawaii.

Hawaii Gas’ utility business is subject to regulation by the HPUC and actions by the HPUC or changes to the regulatory environment may constrain the operation or profitability of the business.

If the business fails to comply with certain HPUC regulatory conditions, the profitability of Hawaii Gas could be adversely impacted. The business agreed to 14 regulatory conditions with the HPUC that address a variety of matters including: a requirement that Hawaii Gas and HGC Holdings LLC’s ratio of consolidated debt to total capital does not exceed 65%; and a requirement to maintain $20.0 million in readily-available cash resources at Hawaii Gas, HGC Holdings LLC or our company. The HPUC regulates all franchised or certificated public service companies operating in Hawaii; prescribes rates, tariffs, charges and fees; determines the allowable rate of earnings in establishing rates; issues guidelines concerning the general management of franchised or certificated utility businesses; and acts on requests for the acquisition, sale, disposition or other exchange of utility properties, including mergers and consolidations. Any adverse decision by the HPUC concerning the level or method of determining utility rates, the items and amounts that may be included in the rate base, the returns on equity or rate base found to be reasonable, the potential consequences of exceeding or not meeting such returns, or any prolonged delay in rendering a decision in a rate or other proceeding, could have an adverse effect on the business.

Hawaii Gas’ operations on the islands of Hawaii, Maui and Kauai rely on LPG that is transported to those islands by Jones Act qualified barges from Oahu and from non-Jones Act vessels from foreign ports. Disruptions to service by those vessels could adversely affect the financial performance of the business.

The Jones Act requires that all goods transported by water between U.S. ports be carried in U.S.-flag ships and that they meet certain other requirements. The business has time charter agreements allowing the use of two barges that currently have a cargo capacity of approximately 420,000 gallons and 500,000 gallons of LPG, respectively. The barges used by the business are the only two Jones Act qualified barges available in the Hawaiian Islands capable of carrying large volumes of LPG. If the barges are unable to transport LPG from Oahu and the business is not able to secure foreign-source LPG or obtain an exemption to the Jones Act that would permit importation of a sufficient quantity of LPG from the mainland U.S., the profitability of the business could be adversely impacted. If the barges require refurbishment or repair at a greater frequency than forecast, cash outflows for capital costs could adversely impact Hawaii Gas’ results and cash flows.

Hawaii Gas is subject to risks associated with volatility in the Hawaii economy.

Tourism and government activities (including the military) are two of the largest components of Hawaii’s economy. Hawaii’s economy is heavily influenced by economic conditions in the U.S. and Asia and their impact on tourism, as well as by government spending. A large portion of Hawaii Gas’ sales are generated by businesses that rely on tourism. If the local economy deteriorates, the volume of gas sold could be negatively affected by business closures and/or lower usage and adversely impact the business’ financial performance. Additionally, a lack of growth in the Hawaiian economy could reduce the level of new residential construction, and adversely impact growth in volume from new residential customers. A reduction in government activity, particularly military activity, or a shift by either away from the use of gas products, could also have a negative impact on Hawaii Gas’ results.

Because of its geographic location, Hawaii, and in turn Hawaii Gas, is subject to earthquakes and certain weather risks that could materially disrupt operations.

Hawaii is subject to earthquakes and certain weather risks, such as hurricanes, floods, heavy and sustained rains and tidal waves. Because the business’ SNG plant, SNG transmission line and several storage facilities are close to the ocean, weather-related disruptions to operations are possible. In addition, earthquakes may cause disruptions. These events could damage the business’ assets or could result in wide-spread damage to its customers, thereby reducing the volumes of gas sold and, to the extent such damages are not covered by insurance, the business’ revenues and cash flows.

Because of its geographic location and the unique economy of Hawaii, Hawaii Gas is subject to challenges in hiring and maintaining staff with specialized skill sets.

The changing nature of the Hawaiian energy complex, combined with the impact of the global economic recession has had an impact on Hawaii Gas’ staffing requirements. Volatility in feedstock prices, together with the impact of the State of Hawaii’s goals to reduce dependency on imported petroleum, requires staff with specialized knowledge of the energy sector. Because the resident labor pool in Hawaii is both small, and oriented mainly to Hawaii’s basic industries, it is difficult to find individuals with the ideal skill sets. Moreover, relocation to Hawaii is costly and often requires employees to make cultural and family adjustments not normally required for a change of employment. The inability to source and retain staff with appropriate skill sets could adversely impact the performance of the business.

The renewable natural gas and LNG initiative exposes Hawaii Gas to new supply, counterparty, facility and technology risks.

Hawaii Gas expects it will convert up to 1.0 million gallons per year of animal fat and non-food grade oils to renewable natural gas. The technology used to produce renewable gas from non-petroleum based feedstock is not widely used and must be customized by Hawaii Gas for its particular application. Hawaii Gas may not be able to obtain sufficient quantities of feedstock from locally produced sources to satisfy its needs. Commencing April 1, 2012, Hawaii Gas must report the percentage of renewable and sustainable components in its feedstock to the HPUC. In the event Hawaii Gas fails to produce a reasonable proportion of gas from renewable and sustainable sources, its reputation could be adversely impacted.

Transporting of LNG from the U.S. mainland and utilization of LNG by Hawaii Gas involves products, systems and technologies not previously employed by the business. The application of these could result in higher than anticipated cost, systems failures and an inability to meet customer needs for gas services and consequent loss of revenue and reputational harm to Hawaii Gas.

Risks Related to District Energy

Pursuant to the terms of a use agreement with the City of Chicago, the City of Chicago has rights that, if exercised, could have a significant negative impact on District Energy.

In order to operate the district cooling system in downtown Chicago, the business has obtained the right to use certain public ways of the City of Chicago under a use agreement, which we refer to as the Use Agreement. Under the terms of the Use Agreement, the City of Chicago retains the right to use the public ways for a public purpose and has the right in the interest of public safety or convenience to cause the business to remove, modify, replace or relocate its facilities at the expense of the business. If the City of Chicago exercises these rights, District Energy could incur significant costs and its ability to provide service to its customers could be disrupted, which would have an adverse effect on the business’ financial condition and results of operations. In addition, the Use Agreement is non-exclusive, and the City of Chicago is entitled to enter into use agreements with the business’ potential competitors.

The Use Agreement expires on December 31, 2040 and may be terminated by the City of Chicago for any uncured material breach of its terms and conditions. The City of Chicago may also require District Energy to pay liquidated damages of $6,000 a day if the business fails to remove, modify, replace or relocate its facilities when required to do so, if it installs any facilities that are not properly authorized under the Use Agreement or if the district cooling system does not conform to the City of Chicago’s standards. Each of these non-compliance penalties could result in substantial financial loss or effectively shut down the district cooling system in downtown Chicago.

Any proposed renewal, extension or modification of the Use Agreement requires approval by the City Council of Chicago. Extensions and modifications subject to the City of Chicago’s approval include those to enable the expansion of chilling capacity and the connection of new customers to the district cooling system. The City of Chicago’s approval is contingent upon the timely filing of an Economic Disclosure Statement, or EDS (disclosure required by Illinois state law and Chicago city ordinances to certify compliance with various laws and ordinances), by us and certain of the beneficial owners of our stock. If any of these investors fails to file a completed EDS form within 30 days of the City of Chicago’s request or files an incomplete or inaccurate EDS, the City of Chicago has the right to refuse to provide the necessary approval for any extension or modification of the Use Agreement or to rescind the Use Agreement altogether. If the City of Chicago declines to approve extensions or modifications to the Use Agreement, District Energy may not be able to increase the capacity of its district cooling system and pursue its growth strategy. Furthermore, if the City of Chicago rescinds or voids the Use Agreement, the district cooling system in downtown Chicago would be effectively shut down and the business’ financial condition and results of operations would be materially and adversely affected as a result.

A certain number of our investors may be required to comply with certain disclosure requirements of the City of Chicago and non-compliance may result in the City of Chicago’s rescission or voidance of the Use Agreement and any other arrangements District Energy may have with the City of Chicago at the time of the non-compliance.

In order to secure any amendment to the Use Agreement with the City of Chicago to pursue expansion plans or otherwise, or to enter into other contracts with the City of Chicago, the City of Chicago may require any person who owns or acquires 15% or more of our shares to make a number of representations to the City of Chicago by filing a completed EDS. Our LLC agreement requires that in the event that we need to obtain approval from the City of Chicago in the future for any specific matter, including to expand the district cooling system or to amend the Use Agreement, we and each of our then 15% investors would need to submit an EDS to the City of Chicago within 30 days of the City of Chicago’s request. In addition, our LLC agreement requires each 15% investor to provide any supplemental information needed to update any EDS filed with the City of Chicago as required by the City of Chicago and as requested by us from time to time.

Any EDS filed by an investor may become publicly available. By completing and signing an EDS, an investor will have waived and released any possible rights or claims which it may have against the City of Chicago in connection with the public release of information contained in the EDS and also will have authorized the City of Chicago to verify the accuracy of information submitted in the EDS. The requirements and consequences of filing an EDS with the City of Chicago will make compliance with the EDS requirements difficult for our investors.

If any investor fails to comply with the EDS requirements on time or the City of Chicago determines that any information provided in any EDS is false, incomplete or inaccurate, the City of Chicago may rescind or void the Use Agreement or any other arrangements Thermal Chicago, a wholly-owned subsidiary of District Energy, has with the City of Chicago, and pursue any other remedies available to them. If the City of Chicago rescinds or voids the Use Agreement, the business’ district cooling system in downtown Chicago would be effectively shut down and the business’ financial condition and results of operations would be adversely affected as a result.

The deteriorating financial condition of the City of Chicago may provide it with the incentive to take positions on contracts with District Energy that could have an adverse effect on the cash flows generated of the business.

District Energy has several long-term contracts with the City of Chicago, some of which contain early buy-out provisions, pursuant to which the City may terminate the contracts early. The City may take an aggressive position on the buy-outs in an effort to save costs, which may lead to disputes with the City.

In the event we are unable to resolve such disputes, our financial condition and results of operations could be adversely affected, whilst we litigate or take other steps to protect our rights. We may be required to incur significant litigation costs, and the attention of District Energy’s management may be diverted for extended periods.

If certain events within or beyond the control of District Energy occur, District Energy may be unable to perform its contractual obligations to provide chilling and heating services to its customers. If, as a result, its customers elect to terminate their contracts, District Energy may suffer loss of revenue. In addition, District Energy may be required to make payments to such customers for damages.

In the event of a shutdown of one or more of District Energy’s plants due to operational breakdown, strikes, the inability to retain or replace key technical personnel or events outside its control, such as an electricity blackout, or unprecedented weather conditions in Chicago, District Energy may be unable to continue to provide chilling and heating services to all of its customers. As a result, District Energy may be in breach of the terms of some or all of its customer contracts. In the event that such customers elect to terminate their contracts with District Energy as a consequence of their loss of service, its revenue may be materially adversely affected. In addition, under a number of contracts, District Energy may be required to pay damages to a customer in the event that a cessation of service results in loss to that customer.

Northwind Aladdin currently derives a majority of its operating cash flows from a contract with a single customer, the Planet Hollywood Resort and Casino, which emerged from bankruptcy several years ago. If this customer were to enter into bankruptcy again, Northwind Aladdin’s contract may be amended or terminated and the business may receive no compensation, which could result in the loss of our investment in Northwind Aladdin.

Northwind Aladdin, a majority-owned subsidiary of District Energy, derives a majority of its cash flows from a contract with the Planet Hollywood resort and casino (formerly known as the Aladdin resort and casino) in Las Vegas to supply cold and hot water and back-up electricity. The Aladdin resort and casino emerged from bankruptcy immediately prior to District Energy’s acquisition of Northwind Aladdin in September of 2004, and during the course of those proceedings, the contract with Northwind Aladdin was amended to reduce the payment obligations of the Aladdin resort and casino. If the Planet Hollywood resort and casino were to enter into bankruptcy again and a cheaper source of the services that Northwind Aladdin provides can be found, the current contract may be terminated or amended. This could result in a total loss or significant reduction in District Energy’s income from Northwind Aladdin, for which the business may receive no compensation.

Weather conditions and conservation efforts may negatively impact District Energy’s results of operations.

District Energy’s earnings are generated by the sale of cooling and heating services. Weather conditions that are significantly cooler than normal in District Energy’s service areas may negatively affect demand for the services it provides. Demand for its services may also be reduced by the conservation efforts of its customers and by any conservation mandated by regulations to curb the effects of climate change and global warming. A reduction in demand for District Energy’s services could adversely affect District Energy’s results of operations.

Risks Related to Atlantic Aviation

Deterioration of business jet traffic at airports where Atlantic Aviation operates would decrease Atlantic Aviation’s ability to refinance its debt.

As of September 30, 2013 and December 31, 2012, Atlantic Aviation had total long-term debt outstanding of $469.2 million and $731.5 million, respectively. This consists of $463.8 million and $675.8 million, respectively, in term loan debt; zero and $50.0 million, respectively, in capital expenditure facilities; and $5.4 million and $5.7 million, respectively, in stand-alone debt facilities. The terms of these debt arrangements require compliance with certain operating and financial covenants. The ability of Atlantic Aviation to meet its respective debt service obligations and to refinance or repay its outstanding indebtedness will depend primarily upon cash produced by this business.

Deterioration in the economy in general or in the aviation industry that results in less air traffic at airports that Atlantic Aviation services would have a material adverse impact on its business.

A large part of the business’ revenue is derived from fuel sales and other services provided to general aviation customers and, to a lesser extent, commercial air travelers. An economic downturn could reduce the level of air travel, adversely affecting Atlantic Aviation. General aviation travel is primarily a function of economic activity. Consequently, during periods of economic downturn, FBO customers are more likely to curtail air travel.

Air travel and air traffic volume can also be affected by events that have nationwide and industry-wide implications. Events such as wars, outbreaks of disease, severe weather and terrorist activities in the United States or overseas may reduce air travel. Local circumstances include downturns in the general economic conditions of the area where an airport is located or other situations in which the business’ major FBO customers relocates their home base or preferred fueling stop to alternative locations.

In addition, changes to regulations governing the tax treatment relating to general aviation travel, either for businesses or individuals, may cause a reduction in general aviation travel. Increased environmental regulation restricting or increasing the cost of aviation activities could also cause the business’ revenue to decline.

Atlantic Aviation is subject to a variety of competitive pressures, and the actions of competitors may have a material adverse effect on its revenue.

FBO operators at a particular airport compete based on a number of factors, including location of the facility relative to runways and street access, service, value added features, reliability and price. Many of Atlantic Aviation’s FBOs compete with one or more FBOs at their respective airports and with FBOs at nearby airports. Furthermore, leases related to FBO operations may be subject to competitive bidding at the end of their term. Some present and potential competitors may have or may obtain greater financial and marketing resources than Atlantic Aviation, which may negatively impact Atlantic Aviation’s ability to compete at each airport or for lease renewal. Some competitors may aggressively or irrationally price their bids for airport concessions, which may limit the business’ ability to grow or renew its portfolio.

Atlantic Aviation’s FBOs do not have the right to be the sole provider of FBO services at any airport. The authority responsible for each airport has the ability to grant other leases to other operators and new competitors could be established at those airports. The addition of new competitors may reduce or impair Atlantic Aviation’s ability to grow or improve its financial performance.

Increased pricing competition at Atlantic Aviation may have an adverse effect on market share and fuel margins, causing a decline in the profitability of that business.

Atlantic Aviation’s competitors may pursue more aggressive pricing strategies. These competitors may operate FBOs at a number of airports where Atlantic Aviation operates or at airports near where it operates. Excessive price discounting may cause fuel volume and market share decline, potential decline in hangar rentals and de-icing and may result in increased margin pressure, adversely affecting the profitability of this business.

The termination for cause or convenience of one or more of the FBO leases would damage Atlantic Aviation’s operations significantly.

Atlantic Aviation’s revenue is derived from long-term leases at 63 airports in the U.S. If Atlantic Aviation defaults on the terms and conditions of its leases, including upon insolvency, the relevant authority may terminate the lease without compensation. In this case, Atlantic Aviation would then lose the income from that location and potentially the expected returns from prior capital expenditures. Atlantic Aviation would also likely be in default under the loan agreements and be obliged to repay its lenders a portion or the entire outstanding loan amount. Any such events would have a material adverse effect on Atlantic Aviation’s results of operations.

Reductions in U.S. military spending could result in a reduction in demand for services provided by Atlantic Aviation at certain airports in the U.S.

The U.S. military operates non-combat aircraft that are serviced at Atlantic Aviation FBOs around the U.S. and combat and non-combat aircraft at certain airports where fuel and fuel-related services are provided by Atlantic Aviation. Cuts in U.S. military spending, to the extent they result in a reduction in the number of flights by military aircraft, could reduce fuel and non-fuel revenue at Atlantic Aviation.

The Transportation Security Administration, or TSA, is considering new regulations which could impair the relative convenience of general aviation and adversely affect demand for Atlantic Aviation’s services.

The TSA has proposed new regulations known as the Large Aircraft Security Program (LASP), which would require all U.S. operators of general aviation aircraft exceeding 12,500 pounds maximum take-off weight to implement security programs that are subject to TSA audit. In addition, the proposed regulations would require airports servicing these aircraft to implement security programs involving additional security measures, including passenger and baggage screening. The business believes these new regulations, if implemented, will affect many of Atlantic Aviation’s customers and all of the airports at which it operates. These rules, if adopted, could decrease the convenience and attractiveness of general aviation travel relative to commercial air travel and, therefore, may adversely impact demand for Atlantic Aviation’s services.

The lack of accurate and reliable industry data can result in unfavorable strategic planning, mergers and acquisitions and macro pricing decisions.

The business uses industry and airport-specific general aviation traffic data published by the FAA to identify trends in the FBO industry. The business also uses this traffic data as a key input to decision-making in strategic planning, mergers and acquisitions and macro pricing matters. However, as noted by the FAA on their website, the data has several limitations and challenges. In addition, as indicated above, because Atlantic Aviation operates at a subset of the airports surveyed by the FAA, the correlation between Atlantic Aviation’s performance and the industry data will not be perfect. As a result, the use of the FAA traffic data may result in conclusions in strategic planning, mergers and acquisitions or macro pricing decisions that are ultimately unfavorable.

Risks Related to MIC Solar

MIC Solar depends on counterparties performing in accordance with their agreements. If they fail to so perform, MIC Solar could incur substantial expenses and business disruptions which could materially adversely affect MIC Solar’s financial condition, cash flows and results of operations.

MIC Solar is exposed to the risk that counterparties under long-term agreements will not perform their obligations in accordance with such agreements. Should they fail to so perform, MIC Solar may be required to acquire alternative purchasers of the power MIC Solar’s power generation facilities produce. The failure of any of the parties to perform in accordance with these agreements could adversely affect MIC Solar’s results of operations, cash flows and financial condition.

MIC Solar is the managing member of the operating LLCs that own the solar generation facilities in Arizona, Texas and California. MIC Solar’s failure to uphold its obligations as managing member could materially adversely affect MIC Solar’s financial condition, cash flows and results of operations.

MIC Solar has entered into an operating LLC agreement as managing member with a co-investor for the solar generation facilities currently operational in Arizona and Texas and for the three other facilities currently under construction in Arizona and California. As managing member, MIC Solar is obligated to perform certain actions, including providing certain reporting items to its co-investor and in relation to filing tax returns. As managing member, MIC Solar is also obligated to refrain from performing certain actions, including selling its interest to certain entities that would result in adverse economic outcomes to MIC Solar and its co-investor due to tax regulations. MIC Solar’s failure to perform its obligations or to take any actions contrary to its obligations under any or all operating LLC agreements could adversely affect MIC Solar’s results of operations, cash flows and financial condition.

Risks Related to Ownership of Our Shares

Our inherently complex structure and financial reporting may make it difficult for some investors to value our shares.

We are a limited liability company structured as a non-operating holding company of four operating businesses and one substantial, unconsolidated investment. We have elected to be treated as a corporation for tax purposes. Our consolidated federal income tax group is comprised of two of our operating businesses and our allocated share of a third operating business. One of our operating businesses and our investment in another operating business file stand-alone federal income tax returns. To the extent we receive distributions either from our investment or operating business that is not a part of our tax group, and these distributions are characterized as a dividend for tax purposes (as opposed to a return of capital), such distributions would be eligible for the federal dividends received deductions (80% exclusion in calculating taxes). These and other factors may make it difficult for some potential investors, particularly those without a moderate level of financial acumen, to accurately assess the value of our shares and may adversely impact the market for our shares.

Our Manager’s decision to reinvest its quarterly base management fees and performance fees, as applicable, in our shares or retain the cash will affect holders of our shares differently.

Our Manager earned $2.8 million in base management fees in November 2013, $23.5 million and $53.4 million in base management and performance fees, respectively, during the nine months ended September 30, 2013 and $21.9 million and $67.3 million in base management and performance fees, respectively, during 2012. These fees are based on our market capitalization and performance and maybe higher or lower than these levels in the future. Our Manager, in its sole discretion, may elect to retain base management fees and performance fees, if applicable, paid in cash or to reinvest such payments in additional shares. In the event our Manager chooses not to reinvest the fees to which it is entitled in additional shares, the amount paid will reduce the cash that may otherwise be distributed as a dividend to all shareholders or used in our operations. In the event our Manager chooses to reinvest the fees to which it is entitled in additional shares, effectively returning the cash to us, such reinvestment will dilute existing shareholders by the increase in the percentage of shares owned by our Manager. Either option may adversely impact the market for our shares.

Our reported EBITDA excluding non-cash items and free cash flow will be lower if our Manager elects to retain base management and/or performance fees in cash as compared with its election to reinvest such base management and/or performance fees in additional shares. The amount by which these items are lower could be material. See Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 20, 2013 for further information on how we calculate these items and what management uses these items for.

Our Manager owns a significant portion of our shares outstanding. A sale of all or a portion of the shares owned by our Manager could be interpreted by the equity markets as a lack of confidence in our prospects.

Our Manager, in its sole discretion, determines whether to reinvest base and performance fees in shares and whether to hold or sell those securities. Reinvestment of base and performance fees in additional shares during the past two years has substantially increased our Manager’s ownership stake in our shares. As of December 11, 2013, our Manager owned 5.79% of our outstanding shares (including shares issuable to our Manager upon its reinvestment of its base management and performance fees earned for the third quarter of 2013 and its base management fee earned for November 2013). If our Manager decides, for reasons other than our performance and prospects, to reduce its position in our Company, such sales may be interpreted by some market participants as a lack of confidence in our Company and put downward pressure on the market price of our shares.

Our total assets include a substantial amount of goodwill and intangible assets. The write-off of a significant portion of intangible assets would negatively affect our reported earnings.

Our total assets reflect a substantial amount of goodwill and other intangible assets. At September 30, 2013 and December 31, 2012, goodwill and other intangible assets, net, represented approximately 49.5% and 51.3%, respectively, of total assets from continuing operations. Goodwill and other intangible assets were primarily recognized as a result of the acquisitions of our businesses and investments. Other intangible assets consist primarily of airport operating rights, customer relationships and trade names. On at least an annual basis, we assess whether there has been an impairment in the value of goodwill and assess for impairment of other intangible assets with indefinite lives when there are triggering events or circumstances. If the carrying value of the tested asset exceeds its estimated fair value, impairment is deemed to have occurred. In this event, the amount is written down to fair value. Under current accounting rules, this would result in a charge to reported earnings. We have recognized significant impairments in the past, and any future determination requiring the write-off of a significant portion of goodwill or other intangible assets would negatively affect our reported earnings and total capitalization, and could be material.

Our total assets include a substantial amount of goodwill, intangible assets and fixed assets. The depreciation and amortization of these assets may negatively impact our reported earnings.

The high level of intangible and physical assets written up to fair value upon acquisition of our businesses generates substantial amounts of depreciation and amortization. These non-cash items serve to lower net income as reported in our statement of operations as well as our taxable income. The generation of net losses or relatively small net income may contribute to a net operating loss, or NOL, carryforward that can be used to offset currently taxable income in future periods. However, the continued reporting of little or negative net income may adversely affect the attractiveness of us among some potential investors and may reduce the market for our shares.

Our Manager’s affiliation with Macquarie Group Limited and the Macquarie Group may result in conflicts of interest or a decline in our stock price.

Our Manager is an affiliate of Macquarie Group Limited and a member of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie Group Limited, its affiliates, or other members of the Macquarie Group. Such transactions have included and may include, among other things, the entry into debt facilities and derivative instruments with members of the Macquarie Group serving as lender or counterparty, and financial advisory services provided to us by the Macquarie Group. See “Underwriting” in this prospectus supplement.

Although our audit committee, all of the members of which are independent directors, is required to approve of any related party transactions, including those involving members of the Macquarie Group or its affiliates, the relationship of our Manager to the Macquarie Group may result in conflicts of interest.

In addition, as a result of our Manager’s being a member of the Macquarie Group, negative market perceptions of Macquarie Group Limited generally or of Macquarie’s infrastructure management model, or Macquarie Group statements or actions with respect to other managed vehicles, may affect market perceptions of our Company and cause a decline in the price of our shares unrelated to our financial performance and prospects.

Our Manager can resign with 90 days notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations, which could adversely affect our financial results and negatively impact the market price of our shares.

Our Manager has the right, under the management services agreement, to resign at any time with 90 days notice, whether we have found a replacement or not. The resignation of our Manager will trigger mandatory repayment obligations under debt facilities at our operating companies other than IMTT and Hawaii Gas. If our Manager resigns, we may not be able to find a new external manager or hire internal management with similar expertise within 90 days to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial results could be adversely affected, perhaps materially, and the market price of our shares may decline substantially. In addition, the coordination of our internal management, acquisition activities and supervision of our businesses and investments are likely to suffer if we were unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates. Furthermore, if our Manager resigns, we and our subsidiaries will be required to cease use of the Macquarie brand entirely, and change our names to remove any reference to “Macquarie.” This may cause the value of our Company and the market price of our shares to decline.

In the event of the underperformance of our Manager, we may be unable to remove our Manager, which could limit our ability to improve our performance and could adversely affect the market price of our shares.

Under the terms of the management services agreement, our Manager must significantly underperform in order for the management services agreement to be terminated. Our Board of Directors cannot remove our Manager unless:

•	our shares underperform a weighted average of two benchmark utilities indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66.67% of the outstanding shares (excluding any shares owned by our Manager or any affiliate of our Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the management services agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the management services agreement, or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

Because our Manager’s performance is measured by the market performance of our shares relative to the weighted average of two benchmark utilities indices, even if the absolute market performance of our shares does not meet expectations, our Board of Directors cannot remove our Manager unless the market performance of our shares also significantly underperforms the weighted average of such benchmark utilities indices. If we were unable to remove our Manager in circumstances where the absolute market performance of our shares does not meet expectations, the market price of our shares could be negatively affected.

Certain provisions of the management services agreement and the operating agreement makes it difficult for third parties to acquire control of us and could deprive investors of the opportunity to obtain a takeover premium for their shares.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the management services agreement, the management services agreement provides that in circumstances where the stock ceases to be listed on a recognized U.S. exchange as a result of the acquisition of stock by third parties in an amount that results in the stock ceasing to meet the distribution and trading criteria on such exchange or market, our Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on our Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our shares could delay or prevent a change in control that may favor our shareholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our Company, subject to debt repayment obligations. We would also be prohibited from incurring any new indebtedness or engaging in any transactions with our shareholders or our affiliates without the prior written approval of our Manager. These provisions could deprive shareholders of opportunities to realize a premium on the shares owned by them.

Our operating agreement, which we refer to as the LLC agreement, contains a number of provisions that could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, control of us. These provisions include:

•	restrictions on our ability to enter into certain transactions with our major shareholders, with the exception of our Manager, modeled on the limitation contained in Section 203 of the Delaware General Corporation Law;
•	allowing only our Board of Directors to fill vacancies, including newly created directorships and requiring that directors may be removed only for cause and by a shareholder vote of 66 2/3%;
•	requiring that only our chairman or Board of Directors may call a special meeting of our shareholders;
•	prohibiting shareholders from taking any action by written consent;
•	establishing advance notice requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted upon by our shareholders at a shareholders’ meeting;
•	having a substantial number of additional shares authorized but unissued;
•	providing our Board of Directors with broad authority to amend the LLC agreement; and
•	requiring that any person who is the beneficial owner of 15% or more of our shares make a number of representations to the City of Chicago in its standard form of EDS, the current form of which is included in the LLC agreement, which is incorporated by reference as an exhibit to this report.

The market price and marketability of our shares may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our shares and may adversely affect our ability to raise capital through equity financings. These factors include the following:

•	price and volume fluctuations in the stock markets generally;
•	significant volatility in the market price and trading volume of securities of Macquarie Group Limited and/or vehicles managed by the Macquarie Group or branded under the Macquarie name or logo;

•	significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors, which may not be related to the operating performance of these companies;
•	changes in our earnings or variations in operating results;
•	any shortfall in EBITDA excluding non-cash items or free cash flow from levels expected by securities analysts;
•	changes in regulatory policies or tax law;
•	operating performance of companies comparable to us; and
•	loss of funding sources.

Risks Related to Taxation

We have significant income tax NOLs which may not be realized before they expire.

We have $192.2 million in federal NOL carryforwards at December 31, 2012. While we have concluded that all but $7.8 million of the NOLs will more likely than not be realized, there can be no assurance that we will utilize the NOLs generated to date or any NOLs we might generate in the future. In addition, we have incurred state NOLs and have provided a valuation allowance against a portion of those. As with our federal NOLs, there is also no assurance that we will utilize those state losses or future losses that maybe generated. Further, the State of Illinois has suspended the use of NOL carryforwards through 2014, similar to the State of California’s suspension of an NOL deduction through 2011 for large corporations. There can be no assurance that other states will not suspend the use of NOL carryforwards or that California and Illinois will not extend the suspension of the use of NOL carryforwards.

Our ability to use our NOL carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation (or other entity taxable as a corporation, such as us) that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset future taxable income. Generally speaking, an “ownership change” occurs if the aggregate percentage ownership of the stock of the corporation held by one or more “five-percent shareholders” (as defined in the Code and the Treasury regulations promulgated thereunder, or the Regulations) increases by more than fifty percentage points over such shareholders’ lowest percentage ownership during the testing period, which is generally the three year-period ending on the transaction date. If we undergo an ownership change, our ability to utilize NOLs and certain other tax attributes could be limited.

The current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, qualified dividend income and long-term capital gains are taxed to non-corporate investors at a maximum U.S. federal income tax rate of 20%. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time. In addition, certain holders that are individuals, estates or trusts are subject to a 3.8% surtax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and gains from the disposition of our shares. This may affect market perceptions of our Company and the market price of our shares could be negatively affected.

Risks Related to this Offering

Future sales of our shares could adversely affect the market price.

Following this offering, we will have a large number of shares outstanding and available for resale. Sales by us or our shareholders of a substantial number of our shares in the public market after this offering, or the possibility that these sales may occur, could cause the market price for our shares to decline. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell our shares or other equity securities in the future at a time and at a price that we deem appropriate. After this offering, 55,646,710 of our shares (55,965,490 if the underwriters’ over-allotment option is exercised in full) will be outstanding, most of which are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, absent registration under the Securities Act.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after underwriting discounts and estimated offering expenses, will be approximately $106.4 million (approximately $122.4 million if the underwriters’ over-allotment opinion is exercised in full). We expect to use substantially all of the net proceeds from this offering to finance, in part, the Galaxy Acquisition and to use any remaining proceeds for general corporate purposes. See “Prospectus Supplement Summary — Recent Developments — Acquisition by Atlantic Aviation of the Galaxy Assets.” There can be no assurance that we will be able to consummate the Galaxy Acquisition on a timely basis or at all and, if the Galaxy Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Risk Factors — Risks Related to the Galaxy Acquisition.”

CAPITALIZATION

The following sets forth (i) our actual capitalization as of September 30, 2013 and (ii) our capitalization, as adjusted, as of September 30, 2013 giving effect to the offering, the receipt of the net proceeds of this offering and the incurrence of debt in connection with the Galaxy Acquisition, but does not give effect to the Galaxy Acquisition. You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents that are incorporated by reference herein and therein, including our consolidated financial statements and the notes thereto.

	As of September 30, 2013
($ in thousands, except per share data)	Actual	As Adjusted(1)
Cash and cash equivalents	$83,043	$252,153
Long-term debt, excluding current maturities	$754,685	$816,685
Total debt (current and non-current)	922,690	984,690
Members’ Equity
LLC interests, no par value:
500,000,000 authorized; 53,469,879 LLC interests issued and outstanding, actual; 55,646,710 LLC interests issued and outstanding, as adjusted	$1,129,950	$1,237,060
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(20,419)	(20,419)
Accumulated deficit	(213,331)	(213,331)
Total members’ equity	917,647	1,024,757
Noncontrolling interests	62,175	62,175
Total equity	979,822	1,079,822
Total Capitalization	$1,902,512	$2,071,622

(1)	The As Adjusted column reflects the receipt of the net proceeds of this offering but does not give effect to the use of the net proceeds of this offering to finance, in part, the Galaxy Acquisition, which we expect will occur after the completion of this offering. This offering is not conditioned on consummation of the Galaxy Acquisition. See “Prospectus Supplement Summary — Recent Developments — Acquisition by Atlantic Aviation of the Galaxy Assets.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of our shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). Except where noted, this discussion deals only with our shares held as capital assets by holders who acquired our shares in this issuance and does not address special situations, such as those of:

•	dealers in securities or currencies;
•	financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt organizations;
•	insurance companies;
•	persons holding our shares as a part of a hedging, integrated or conversion transaction or a straddle;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, actually or constructively, more than 5% of our shares; or
•	persons liable for alternative minimum tax.

Furthermore, the discussion below is based upon the provisions of the Code, the Regulations and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

A “U.S. holder” of our shares means a beneficial owner of our shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” of our shares means a beneficial owner of our shares that is an individual, a corporation, an estate or a trust that is neither a U.S. holder nor a partnership (or other entity taxable as a partnership).

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, we urge you to consult your own tax adviser.

We cannot assure you that the IRS or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in our shares. If you are considering the purchase of our shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to U.S. holders, subject to the limitations described above.

No Flow-Through of Taxable Income

An election has been made with the IRS to treat us as an association taxable as a corporation for U.S. federal income tax purposes. Because we are treated as an association taxable as a corporation for U.S. federal income tax purposes, an owner of our shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction.

Distributions

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (at a maximum tax rate of 20%), provided that the U.S. holder receiving the dividend satisfies the applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the U.S. holder’s tax basis in our shares, and thereafter will be treated as capital gain.

Dispositions

Upon a sale, exchange or other taxable disposition of our shares, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in our shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held our shares for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax on Investment Income

Certain U.S. holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its gains from the disposition of our shares, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our shares.

Information Reporting and Backup Withholding Requirements

In general, dividends on our shares, and payments of the proceeds of a sale, exchange or other taxable disposition of our shares paid to a U.S. holder are subject to information reporting and may be subject to backup withholding at a rate of 28% unless the U.S. holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be refunded by the IRS or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to non-U.S. holders, subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our shares will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (ii) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, a non-U.S. holder is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate (or lower treaty rate, if applicable) on its effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

Distributions

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our shares. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our shares, and thereafter will be treated as capital gain (and thus treated in the manner described in “— Dispositions” below). In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A non-U.S. holder of our shares that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Dispositions

Except as set forth below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our shares unless:

•	the gain is U.S. trade or business income;
•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or
•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

We have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a U.S. real property holding corporation, so long as our shares are regularly traded on an established securities market, generally only a non-U.S. holder who holds or held directly or indirectly (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than five percent of our shares will be subject to United States federal income tax on the disposition of our shares. Non-U.S. holders should consult their own advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our shares to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our shares).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in us.

Federal Estate Tax

Our shares beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. Foreign Account Tax Compliance Act Withholding

Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder, or FATCA, dividends paid after June 30, 2014 and the gross proceeds of sale or other disposition of our shares after December 31, 2016, to a foreign financial institution may be subject to withholding at a rate of 30% unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA. The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds of a sale or other disposition of, our shares paid after June 30, 2014 (or in the case of gross proceeds from a sale or other disposition, December 31, 2016), to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. Under certain circumstances, a U.S. holder or non-U.S. holder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our shares.

UNDERWRITING

Barclays Capital Inc. and Macquarie Capital (USA) Inc. are acting as the underwriters of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc	1,062,600
Macquarie Capital (USA) Inc	1,062,600
Total	2,125,200

The underwriting agreement provides that the underwriters’ obligation to purchase shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares offered hereby (other than those shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;
•	the representations and warranties made by us to the underwriters are true;
•	there is no material change in our business or in the financial markets; and
•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	Paid by Us
	No Exercise	Full Exercise
Per share	$2.10	$2.10
Total	$4,462,920	$5,132,358

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $1.26 per share. After the offering, the underwriters may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us are estimated to be $750,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 318,780 shares at the public offering price less underwriting discounts and commissions and any dividends or distributions paid by us on the 2,125,200 shares offered hereby but not on the shares sold by us pursuant to the underwriters’ option to purchase additional shares. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, all of our directors and executive officers and our Manager have agreed that, subject to certain exceptions, without the prior written consent of each of Barclays Capital Inc. and Macquarie Capital (USA) Inc., we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person in privity with such persons of) any shares (including, without limitation, shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares or securities convertible, exercisable or exchangeable into shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement. The foregoing does not apply to shares to be sold by us pursuant to the underwriting agreement and certain other exceptions, including the issuance of shares by us to our Manager in connection with the reinvestment by our Manager of fees payable by us to our Manager under the management services agreement and the sale or disposition by our Manager of shares issued by us to our Manager in connection with the reinvestment of such fee.

Barclays Capital Inc. and Macquarie Capital (USA) Inc., in their sole discretion, may release the shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the shares and other securities from lock-up agreements, Barclays Capital Inc. and Macquarie Capital (USA) Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of the shares. As a result, the price of the shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships/FINRA Rules

Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. For instance, Barclays Capital Inc. and Macquarie Capital (USA) Inc. are joint lead bookrunners of AA FBO’s existing credit facility and their affiliates are joint lead arrangers and lenders under such facility. IMTT, Hawaii Gas and District Energy are also parties to various loan agreements and credit facilities under which affiliates of the underwriters serve as trustees, agents and lenders. In addition, Macquarie Capital (USA) Inc. acted as joint bookrunner and lead placement agent for a notes offering by Hawaii Gas. Barclays Capital Inc. and Macquarie Capital (USA) Inc. acted as financial advisors to the Company in connection with the Galaxy Acquisition.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100, or, if the Relevant Member State has implemented the relevant portion of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives;

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the shares for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

Our shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our shares will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our shares may not be circulated or distributed, nor may our shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our shares are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our shares pursuant to an offer made under Section 275 except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)	where no consideration is or will be given for the transfer;
(3)	where the transfer is by operation of law; or
(4)	as specified in Section 276(7) of the SFA.

Switzerland

This prospectus may be communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The shares may not be publicly offered in Switzerland and will not be listed on the Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

France

Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement or the accompanying prospectus has been submitted to the clearance procedures of the Autorite des Marches Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorite des Marches Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the shares to the public in France.
•	Such offers, sales and distributions will be made in France only:
•	to qualified investors (investisseurs qualifies) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monetaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monetaire et financier and article 211-2 of the General Regulations (Réglement General) of the Autorite des Marches Financiers, does not constitute a public offer(appel public a l’epargne);

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monetaire et financier.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by White & Case LLP, New York, New York. Weil Gotshal & Manges LLP, New York, New York, is advising the underwriters in connection with the offering of the shares.

EXPERTS

The consolidated financial statements and schedule of Macquarie Infrastructure Company LLC and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of IMTT Holdings Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.macquarie.com/mic, although information on our website is not incorporated by reference into and does not constitute a part of this prospectus supplement. Our shares are listed on the NYSE under the symbol “MIC” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules) until the offering of the particular securities covered by this prospectus supplement has been completed. This prospectus supplement is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 20, 2013;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on April 29, 2013;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on July 31, 2013;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on October 28, 2013;
•	Our Current Reports on Form 8-K filed with the SEC on February 27, 2013, April 29, 2013, May 3, 2013, May 21, 2013, May 22, 2013, May 31, 2013 and October 7, 2013; and
•	The description of our shares set forth in Amendment No. 1 to our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on June 25, 2007.

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus supplement to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212)-231-1825

Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus supplement or as a part of this prospectus supplement.

PROSPECTUS

Shares

Debt Securities

Macquarie Infrastructure Company LLC

Macquarie Infrastructure Company LLC may sell, from time to time, limited liability company interests, which we refer to as shares, and debt securities, which we refer to, together with the shares, as securities. Macquarie Infrastructure Management (USA) Inc., our manager, as a selling security holder (our “Manager” or the “Selling Security Holder”), may sell, from time to time, shares in Macquarie Infrastructure Company LLC. We or the Selling Security Holder may offer for sale the securities covered by this prospectus, as applicable, directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices, including in satisfaction of certain contractual obligations. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We and the Selling Security Holder may offer these securities, as applicable, at prices and on terms determined at the time of offering.

The shares covered by this prospectus are listed for trading on The New York Stock Exchange under the symbol “MIC.”

We will provide more specific information about the terms of an offering of these securities in supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplements carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts or other compensation will be described in the applicable prospectus supplement relating to the offering.

Investing in the securities involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus. Risks may also be described in an accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2013.

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any applicable prospectus supplement. This prospectus and any applicable prospectus supplement may be used only for the purpose for which it has been published, and no person has been authorized to give any information not contained in this prospectus and any applicable prospectus supplement. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may or the Selling Security Holder may sell securities covered by this prospectus in one or more offerings. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we or the Selling Security Holder may, from time to time, add and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

PROSPECTUS SUPPLEMENT

This prospectus provides you with a general description of the securities that we may offer. Each time that we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Any statement that we make in this prospectus shall be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement, especially the section titled “Risk Factors,” together with the additional information described under the heading “Incorporation of Certain Documents by Reference” or incorporated by reference in this prospectus and any applicable prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the securities, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of securities covered by this prospectus.

For more detail on the terms of the securities offered, see “Description of our Shares” and “Description of Debt Securities.”

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference into this prospectus, and from time to time may make in our public filings, press releases or other public statements, certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Macquarie Infrastructure Company” and “Risk Factors,” as well as those contained in any prospectus supplement or in any document incorporated by reference into this prospectus or any applicable prospectus supplement. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

Forward-looking statements in this prospectus and any prospectus supplement (including any documents incorporated by reference herein or therein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, level of travel or construction or transportation costs where we operate, including changes in interest rates and price levels;
•	our holding company structure and/or investments in businesses that we may not control, may limit our ability to pay or increase a dividend;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand for our business;

•	our Manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of our shares;
•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;
•	payment of performance fees to our Manager, if any, that could reduce distributable cash if paid in cash or could dilute existing shareholders if satisfied with the issuance of our shares;
•	our ability to service, comply with the terms of and refinance at maturity our substantial indebtedness;
•	our ability to make, finance and integrate acquisitions;
•	our ability to implement our operating and internal growth strategies;
•	our ability to enhance the financial planning and analysis function at IMTT;
•	the regulatory environment, including U.S. energy policy, in which our businesses and the businesses in which we hold investments operate and our ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators of our businesses and the businesses in which we hold investments, and our relationships and rights under and contracts with governmental agencies and authorities;
•	unanticipated or unusual behavior of the City of Chicago brought about by the financial distress of the city;
•	the extent to which federal spending cuts, including potentially those resulting from sequestration, reduce the U.S. military presence on Hawaii or flight activity at airports on which Atlantic Aviation operates;
•	technological innovations leading to a change in energy consumption patterns;
•	changes in electricity or other energy costs, including natural gas pricing;
•	the competitive environment for attractive acquisition opportunities facing our businesses and the businesses in which we hold investments;
•	environmental risks, including the impact of climate change and weather conditions, pertaining to our businesses and the businesses in which we hold investments;
•	work interruptions or other labor stoppages at our businesses or the businesses in which we hold investments;
•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of our income and gains for such treatment;
•	disruptions or other extraordinary or force majeure events affecting the facilities or operations of our businesses and the businesses in which we hold investments and our ability to insure against any losses resulting from such events or disruptions;
•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and our ability to recover increases in these costs from customers;
•	our ability to make alternate arrangements to account for any disruptions or shutdowns that may affect the facilities of the suppliers or the operation of the barges upon which our gas processing and distribution business is dependent; and
•	changes in U.S. domestic demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus and any accompanying prospectus supplement. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus or any accompanying prospectus supplement (including any documents incorporated by reference herein or therein) may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, however, consult further disclosures we may make in future filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.macquarie.com/mic, although information on our website does not constitute a part of this prospectus. Our shares are listed on the New York Stock Exchange, or NYSE, under the symbol “MIC” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 20, 2013;
•	Our Current Report on Form 8-K filed with the SEC on February 27, 2013; and
•	The description of our shares set forth in our Amendment No. 1 to our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on June 25, 2007.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212)-231-1825

Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus or a part of this prospectus.

v

MACQUARIE INFRASTRUCTURE COMPANY LLC

Macquarie Infrastructure Company, LLC, a Delaware limited liability company, was formed on April 13, 2004. Except as otherwise specified, “Macquarie Infrastructure Company”, “MIC,” “the Company”, “we,” “us,” and “our” refer to Macquarie Infrastructure Company LLC and its subsidiaries together from June 25, 2007 and, prior to that date, to Macquarie Infrastructure Company Trust, the Company and its subsidiaries. Macquarie Infrastructure Management (USA) Inc., which we refer to as our Manager, is part of the Macquarie Group, comprised of Macquarie Group Limited and its subsidiaries and affiliates worldwide.

General

We own, operate and invest in a diversified group of infrastructure businesses that provide basic services, such as chilled water for building cooling and gas utility services to businesses and individuals primarily in the U.S. The businesses we own and operate include:

•	International Matex Tank Terminals or IMTT: a 50% interest in a bulk liquid storage terminal business, which provides bulk liquid storage and handling services at ten marine terminals in the United States and two in Canada and is one of the largest participants in this industry in the U.S., based on storage capacity;
•	Hawaii Gas: a full-service gas energy company processing and distributing gas products and providing related services in Hawaii;
•	District Energy: a 50.01% controlling interest in a district energy business, which operates among the largest district cooling systems in the U.S., serving various customers in Chicago, Illinois and Las Vegas, Nevada;
•	Atlantic Aviation: an airport services business providing products and services, including fuel and aircraft hangaring/parking, to owners and operators of general aviation aircraft at 62 airports in the U.S.; and
•	MIC Solar Energy Holdings or MIC Solar: interests in two solar power generation facilities totaling 30 megawatts located in the southwest U.S. that will provide wholesale electricity to utilities.

Our businesses generally operate in sectors with significant barriers to entry, including high initial development and construction costs, the existence of long-term contracts or the requirement to obtain government approvals and a lack of immediate cost-efficient alternatives to the services provided. Overall they tend to generate sustainable long-term cash flows. Each of our operating businesses has its own management team and staff, as necessary, to conduct and support its operations.

We have elected to treat MIC as a corporation for federal tax purposes. As a result, all investor tax reporting regarding dividends will be provided on Form 1099.

Our Manager

MIC is managed externally by Macquarie Infrastructure Management (USA) Inc., our Manager. Our Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets.

We have entered into a management services agreement with our Manager. Our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses. At the holding company level, the Company does not have any employees. Our Manager has assigned, or seconded, to the Company two of its employees to serve as chief executive officer and chief financial officer of the Company and seconds or makes other personnel available as required. The services performed for the Company by our Manager are provided at our Manager’s expense, and include the compensation of our seconded personnel.

We pay our Manager a quarterly base management fee based primarily on our market capitalization. Our Manager can also earn a performance fee if the quarterly total return to shareholders (capital appreciation plus dividends) exceeds the quarterly total return based on a weighted average of two benchmark utilities indices. For our Manager to be eligible for the performance fee, MIC’s quarterly total returns must be positive and in excess of any prior underperformance. The performance fee is equal to 20% of the difference between the benchmark return and the return for our shareholders. Our Manager may, in its sole discretion, choose to retain base and/or performance fees in cash or to reinvest such fees in additional shares.

We believe that Macquarie Group’s demonstrated expertise and experience in the management, acquisition and funding of infrastructure businesses provide us with an advantage in pursuing our strategy. Our Manager is part of the Macquarie Funds Group, the asset management division of Macquarie globally. Macquarie-managed entities own, operate and/or invest in a global portfolio of approximately 110 businesses including toll roads, airports and airport-related infrastructure, bulk liquid storage, ports, communications, media, electricity and gas distribution networks, water utilities, renewable energy generation, aged care, rail and ferry assets across 25 countries.

Principal Executive Offices

Our principal executive offices are located at 125 West 55th Street, New York, NY 10019. Our telephone number at that location is (212) 231-1000. You may also obtain additional information about us from our website, www.macquarie.com/mic. Information on our website is not incorporated by reference into this prospectus or a part of this prospectus.

RISK FACTORS

An investment in our shares involves a number of risks. For a discussion of risks related to our business, please see Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 20, 2013, which is incorporated in this prospectus by reference. You should carefully read and consider the risks described below and elsewhere in this prospectus, as well as those described in the documents we incorporate by reference, before investing in our securities.

Risks Related to Ownership of Our Shares

MIC’s inherently complex structure and financial reporting may make it difficult for some investors to value our shares.

We are a limited liability company structured as a non-operating holding company of four operating businesses and one substantial, unconsolidated investment. We have elected to be treated as a corporation for tax purposes. Our consolidated federal income tax group is comprised of two of our operating businesses. Our investment and one of our operating businesses file stand-alone federal income tax returns. To the extent we receive distributions either from our investment or operating business that is not a part of our tax group, and these distributions are characterized as a dividend for tax purposes (as opposed to a return of capital), such distributions would be eligible for the federal dividends received deductions (80% exclusion in calculating taxes). These and other factors may make it difficult for some potential investors, particularly those without a moderate level of financial acumen, to accurately assess the value of our shares and may adversely impact the market for our shares.

Our Manager’s decision to reinvest its quarterly base management fees and performance fees, as applicable, in our shares or retain the cash will affect holders of our shares differently.

Our Manager earned $7.1 million and $22.0 million in base management and performance fees, respectively, during the first quarter of 2013 and $21.9 million and $67.3 million in base management and performance fees, respectively, during 2012. These fees are based on the Company’s market capitalization and performance and maybe higher or lower than these levels in the future. Our Manager, in its sole discretion, may elect to retain base management fees and performance fees, if applicable, paid in cash or to reinvest such payments in additional shares. In the event the Manager chooses not to reinvest the fees to which it is entitled in additional shares, the amount paid will reduce the cash that may otherwise be distributed as a dividend to all shareholders or used in the Company’s operations. In the event the Manager chooses to reinvest the fees to which it is entitled in additional shares, effectively returning the cash to us, such reinvestment will dilute existing shareholders by the increase in the percentage of shares owned by the Manager. Either option may adversely impact the market for our shares.

Our reported EBITDA excluding non-cash items and free cash flow will be lower if the Manager elects to retain base management and/or performance fees in cash as compared with its election to reinvest such base management and/or performance fees in additional shares. The amount by which these items are lower could be material. See Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 20, 2013 for further information on how we calculate these items and what management uses these items for.

Our Manager owns a significant portion of MIC’s shares outstanding. A sale of all or a portion of the interests owned by our Manager could be interpreted by the equity markets as a lack of confidence in the prospects of the Company.

Our Manager, in its sole discretion, determines whether to reinvest base and performance fees in shares and whether to hold or sell those securities. Reinvestment of base and performance fees in additional shares during the past two years has substantially increased our Manager’s ownership stake in the Company. As of February 20, 2013, our Manager owned 11.55% of our outstanding shares. If our Manager decides, for reasons other than the performance and prospects of the Company, to reduce its position in the Company, such sales may be interpreted by some market participants as a lack of confidence in the Company and put downward pressure on the market price of our shares.

Our total assets include a substantial amount of goodwill and intangible assets. The write-off of a significant portion of intangible assets would negatively affect our reported earnings.

Our total assets reflect a substantial amount of goodwill and other intangible assets. At December 31, 2012, goodwill and other intangible assets, net, represented approximately 51.3% of total assets from continuing operations. Goodwill and other intangible assets were primarily recognized as a result of the acquisitions of our businesses and investments. Other intangible assets consist primarily of airport operating rights, customer relationships and trade names. On at least an annual basis, we assess whether there has been an impairment in the value of goodwill and assess for impairment of other intangible assets with indefinite lives when there are triggering events or circumstances. If the carrying value of the tested asset exceeds its estimated fair value, impairment is deemed to have occurred. In this event, the amount is written down to fair value. Under current accounting rules, this would result in a charge to reported earnings. We have recognized significant impairments in the past, and any future determination requiring the write-off of a significant portion of goodwill or other intangible assets would negatively affect our reported earnings and total capitalization, and could be material.

Our total assets include a substantial amount of goodwill, intangible assets and fixed assets. The depreciation and amortization of these assets may negatively impact our reported earnings.

The high level of intangible and physical assets written up to fair value upon acquisition of our businesses generates substantial amounts of depreciation and amortization. These non-cash items serve to lower net income as reported in our statement of operations as well as our taxable income. The generation of net losses or relatively small net income may contribute to a net operating loss (NOL) carryforward that can be used to offset currently taxable income in future periods. However, the continued reporting of little or negative net income may adversely affect the attractiveness of the Company among some potential investors and may reduce the market for our shares.

Our Manager’s affiliation with Macquarie Group Limited and the Macquarie Group may result in conflicts of interest or a decline in our stock price.

Our Manager is an affiliate of Macquarie Group Limited and a member of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie Group Limited, its affiliates, or other members of the Macquarie Group. Such transactions have included and may include, among other things, the entry into debt facilities and derivative instruments with members of the Macquarie Group serving as lender or counterparty, and financial advisory services provided to us by the Macquarie Group.

Although our audit committee, all of the members of which are independent directors, is required to approve of any related party transactions, including those involving members of the Macquarie Group or its affiliates, the relationship of our Manager to the Macquarie Group may result in conflicts of interest.

In addition, as a result of our Manager’s being a member of the Macquarie Group, negative market perceptions of Macquarie Group Limited generally or of Macquarie’s infrastructure management model, or Macquarie Group statements or actions with respect to other managed vehicles, may affect market perceptions of our Company and cause a decline in the price of our shares unrelated to our financial performance and prospects.

Our Manager can resign with 90 days notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations, which could adversely affect our financial results and negatively impact the market price of our shares.

Our Manager has the right, under the management services agreement, to resign at any time with 90 days notice, whether we have found a replacement or not. The resignation of our Manager will trigger mandatory repayment obligations under debt facilities at our operating companies other than IMTT and Hawaii Gas. If our Manager resigns, we may not be able to find a new external manager or hire internal management with similar expertise within 90 days to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial results could be adversely affected, perhaps materially, and the market price of our shares may decline substantially. In addition, the coordination of our internal management, acquisition activities and supervision of our businesses and investments are likely to suffer if we were unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates. Furthermore, if our Manager resigns, the Company and its subsidiaries will be required to cease use of the Macquarie brand entirely, and change their names to remove any reference to “Macquarie.” This may cause the value of the Company and the market price of our shares to decline.

In the event of the underperformance of our Manager, we may be unable to remove our Manager, which could limit our ability to improve our performance and could adversely affect the market price of our shares.

Under the terms of the management services agreement, our Manager must significantly underperform in order for the management services agreement to be terminated. The Company’s Board of Directors cannot remove our Manager unless:

•	our shares underperform a weighted average of two benchmark utilities indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66.67% of the outstanding shares (excluding any shares owned by our Manager or any affiliate of the Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the management services agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the management services agreement, or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

Because our Manager’s performance is measured by the market performance of our shares relative to the weighted average of two benchmark utilities indices, even if the absolute market performance of our shares does not meet expectations, the Company’s Board of Directors cannot remove our Manager unless the market performance of our shares also significantly underperforms the weighted average of such benchmark utilities indices. If we were unable to remove our Manager in circumstances where the absolute market performance of our shares does not meet expectations, the market price of our shares could be negatively affected.

Certain provisions of the management services agreement and the operating agreement of the Company makes it difficult for third parties to acquire control of the Company and could deprive investors of the opportunity to obtain a takeover premium for their shares.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the management services agreement, the management services agreement provides that in circumstances where the stock ceases to be listed on a recognized U.S. exchange as a result of the acquisition of stock by third parties in an amount that results in the stock ceasing to meet the distribution and trading criteria on such exchange or market, the Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on the Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our shares could delay or prevent a change in control that may favor our shareholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our Company, subject to debt repayment obligations. We would also be prohibited from incurring any new indebtedness or engaging in any transactions with shareholders of the Company or its affiliates without the prior written approval of the Manager. These provisions could deprive shareholders of opportunities to realize a premium on the shares owned by them.

The operating agreement of the Company, which we refer to as the LLC agreement, contains a number of provisions that could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, control of the Company. These provisions include:

•	restrictions on the Company’s ability to enter into certain transactions with our major shareholders, with the exception of our Manager, modeled on the limitation contained in Section 203 of the Delaware General Corporation Law;
•	allowing only the Company’s Board of Directors to fill vacancies, including newly created directorships and requiring that directors may be removed only for cause and by a shareholder vote of 66 2/3%;
•	requiring that only the Company’s chairman or Board of Directors may call a special meeting of our shareholders;
•	prohibiting shareholders from taking any action by written consent;
•	establishing advance notice requirements for nominations of candidates for election to the Company’s Board of Directors or for proposing matters that can be acted upon by our shareholders at a shareholders’ meeting;
•	having a substantial number of additional shares authorized but unissued;
•	providing the Company’s Board of Directors with broad authority to amend the LLC agreement; and
•	requiring that any person who is the beneficial owner of 15% or more of our shares make a number of representations to the City of Chicago in its standard form of EDS, the current form of which is included in the LLC agreement, which is incorporated by reference as an exhibit to this report.

The market price and marketability of our shares may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our shares and may adversely affect our ability to raise capital through equity financings. These factors include the following:

•	price and volume fluctuations in the stock markets generally;
•	significant volatility in the market price and trading volume of securities of Macquarie Group Limited and/or vehicles managed by the Macquarie Group or branded under the Macquarie name or logo;
•	significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors, which may not be related to the operating performance of these companies;
•	changes in our earnings or variations in operating results;
•	any shortfall in EBITDA excluding non-cash items or free cash flow from levels expected by securities analysts;
•	changes in regulatory policies or tax law;
•	operating performance of companies comparable to us; and
•	loss of funding sources.

Risks Related to Taxation

We have significant income tax Net Operating Losses, or NOLs, which may not be realized before they expire.

We have $192.2 million in federal NOL carryforwards at December 31, 2012. While we have concluded that all but $7.8 million of the NOLs will more likely than not be realized, there can be no assurance that we will utilize the NOLs generated to date or any NOLs we might generate in the future. In addition, we have incurred state NOLs and have provided a valuation allowance against a portion of those. As with our federal NOLs, there is also no assurance that we will utilize those state losses or future losses that maybe generated. Further, the State of Illinois has suspended the use of NOL carryforwards through 2014, similar to the State of California’s suspension of an NOL deduction through 2011 for large corporations. There can be no assurance that other states will not suspend the use of NOL carryforwards or that California and Illinois will not extend the suspension of the use of NOL carryforwards.

Our ability to use our NOL carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation (or other entity taxable as a corporation, such as the Company) that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset future taxable income. Generally speaking, an “ownership change” occurs if the aggregate percentage ownership of the stock of the corporation held by one or more “five-percent shareholders” (as defined in the Code) increases by more than fifty percentage points over such shareholders’ lowest percentage ownership during the testing period, which is generally the three year-period ending on the transaction date. If we undergo an ownership change, our ability to utilize NOLs and certain other tax attributes could be limited.

The current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, qualified dividend income and long-term capital gains are taxed to non-corporate investors at a maximum U.S. federal income tax rate of 20% beginning in 2013. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time. In addition, certain holders that are individuals, estates or trusts are subject to a 3.8% surtax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of our shares. This may affect market perceptions of our Company and the market price of our shares could be negatively affected.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, investments and the financing of possible acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering.

We will not receive any proceeds from sales of shares offered by the Selling Security Holder under this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges from continuing operations.

	Year Ended December 31,
	2012	2011	2010		2009		2008
Ratio of Earnings to Fixed Charges(1)	2.14	1.38	N/M	(2)	N/M	(2)	N/M	(2)

(1)	Our ratio of earnings to fixed charges from continuing operations is computed by dividing (i) pre-tax income from continuing operations before equity in earnings and amortization charges of investees, plus fixed charges and distribution received from equity investees classified as operating activities; by (ii) fixed charges.
(2)	Our ratio of earnings to fixed charges from continuing operations for the years ended December 31, 2010, 2009 and 2008 is not meaningful as fixed charges exceeded adjusted earnings in such years. Earnings were deficient to cover fixed charges by $14,992,000, $140,063,000 and $83,657,000 in 2010, 2009 and 2008, respectively.

DESCRIPTION OF OUR SHARES

General

The following is a summary of the material terms of the limited liability company interests in Macquarie Infrastructure Company LLC, which we refer to as shares. Our third amended and restated operating agreement, as amended from time to time, which we refer to as the LLC agreement, provides for the issuance of our shares and the distributions on and voting rights of our shares. The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the LLC agreement are intended to be consistent with the Delaware General Corporation Law, and the powers of our company and the shareholders of our company are generally intended to be similar in many respects to those of a Delaware corporation. In some instances, this summary refers to specific differences between the rights of holders of our shares, on the one hand, and the rights of shareholders of a Delaware corporation, on the other hand. Similarly, in some instances this summary refers to specific differences between the attributes of our shares, on the one hand, and shares of stock of a Delaware corporation, on the other hand. The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the LLC agreement, which will govern your rights as a holder of our shares, which is filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on June 22, 2007.

Authorized Shares

We are authorized to issue 500,000,000 shares. As of February 20, 2013, we had 47,453,943 shares outstanding. We are authorized to issue a single class of shares. All of our shares will be fully paid and nonassessable upon payment therefor.

Dividends and Distributions

Our board of directors may, in its sole discretion and at any time, declare and pay dividends and make and pay distributions from our cash flow to the holders of our shares, in proportion to their percentage of the aggregate number of our outstanding shares, as they appear on the share register on the related record date. “Net cash flow,” for any period, is defined as our gross cash proceeds for such period less the portion thereof used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies, all as determined by our board of directors. Net cash flow will not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but will be increased by any reductions of reserves discussed in the prior sentence.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By purchasing a share in us, you will be admitted as a member of our company and will be deemed to have agreed to be bound by the terms of the LLC agreement. Pursuant to this agreement, each shareholder and each person who acquires a share from a shareholder grants to our board of directors (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC agreement.

Limited Liability

The Delaware Limited Liability Company Act provides that any shareholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Liability Company Act shall be liable to us for the amount of the distribution for three years. Under the Delaware Limited Liability Company Act, a limited liability company may not make a distribution to any shareholder if, after the distribution, all liabilities of the company, other than liabilities to shareholders on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware Limited Liability Company Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Limited Liability Company Act, an assignee who becomes a substituted shareholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a shareholder and that could not be ascertained from the limited liability company agreement.

Voting Rights

Each outstanding share is entitled to one vote on any matter with respect to which our shareholders are entitled to vote, as provided in the LLC agreement and as detailed below.

The LLC agreement provides that the shareholders are entitled, at our annual meeting of shareholders, to vote for the election of all of the directors other than any director appointed by our Manager. Because the LLC agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a meeting will effectively be able to elect all our directors standing for election.

Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of our Shares

The LLC agreement provides that a holder of our shares has the right to directly institute a legal proceeding against us to enforce the provisions of the LLC agreement.

Optional Purchase by Acquirer of 90% of our Shares

The LLC agreement provides that, if at any time more than 90% of our then outstanding shares are held by one person, whom we refer to as the acquirer, such acquirer has the right to purchase from the other shareholders for cash all, but not less than all, of the outstanding shares that the acquirer does not own. The acquirer can exercise its right to effect such purchase by delivering notice to us of its election to make the purchase not less than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to cause the transfer agent to mail the notice of the purchase to the record holders of our shares at least 30 days prior to purchase.

Upon the acquirer’s exercise of its purchase right, the LLC agreement provides that members other than the acquirer shall be required to sell all, but not less than all, of their outstanding shares at the offer price. The offer price will be equal to the average closing price (as described below) per share, on the 20 trading days immediately prior to, but not including, the date of the acquisition exchange. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights that shareholders of a Delaware corporation would be entitled to under Section 262 of the Delaware General Corporation Law.

The closing price of our shares, as applicable, on any date of determination means:

•	the closing sale price (or, if no closing price is reported, the last reported sale price) of a share (regular way) on the NYSE on such date;
•	if our shares are not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our shares are so listed;
•	if the shares are not so reported, the last quoted bid price for our shares in the over-the-counter market as reported by the National Quotation Bureau or a similar organization; or
•	if our shares are not so quoted, the average of the midpoint of the last bid and ask prices for our shares from at least three nationally recognized investment firms that we select for such purpose.

Dissolution of our Company

The LLC agreement provides for the dissolution and winding up of our company upon the occurrence of:

•	the adoption of a resolution by a majority vote of the board of directors approving our dissolution, winding up and liquidation and such action has been approved by the affirmative vote of a majority of our outstanding shares entitled to vote thereon;
•	the unanimous vote of our shareholders to dissolve, wind up and liquidate us; or

•	a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on our business as then currently operated as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act.

Following the occurrence of a dissolution event with respect to us, we will be wound up in accordance with the terms of the LLC agreement. Upon our winding up, the then holders of our shares will be entitled to share ratably in our assets legally available for distribution following payment to creditors.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the LLC agreement may make it more difficult for third parties to acquire control of us by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect the position of our Manager and its rights to manage our business and affairs under the management services agreement;
•	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board;
•	discourage certain types of transactions which may involve an actual or threatened change in control of us;
•	discourage certain tactics that may be used in proxy fights;
•	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and
•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our Manager may be terminated means that it will be very difficult for a potential acquirer to take over the management and operation of our business. Under the terms of the management services agreement, our Manager may only be terminated by us in the following circumstances:

•	our shares underperform a weighted average of two benchmark utilities indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66 2/3% of our shares (excluding any shares owned by our Manager or any affiliate of our Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the management services agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the management services agreement or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the management services agreement, the management services agreement provides that in circumstances where the shares cease to be listed on a recognized U.S. national securities exchange as a result of the acquisition of shares by third parties in an amount that results in the shares ceasing to meet the distribution and trading criteria on such exchange or market, our Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on our Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our shares could delay or prevent a change in control that may favor our shareholders. Furthermore, in the event of such a delisting and unless otherwise approved in writing by our Manager, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our company. We will also be prohibited from incurring any new indebtedness or engaging in any transactions with our shareholders or their affiliates without the prior written approval of our Manager. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them.

Furthermore, upon resignation of our Manager and the termination of the management services agreement, or within 30 days of a delisting of our shares unless otherwise agreed by our Manager, we and our subsidiaries will cease using the Macquarie brand entirely, including changing our names to remove any reference to “Macquarie.” Similarly, if our Manager’s appointment is terminated by us, we and our subsidiaries will cease using the Macquarie brand within 30 days of termination.

Anti-Takeover Provisions in the LLC Agreement

A number of provisions of the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. The LLC agreement prohibits the merger or consolidation of us with or into any limited liability company, corporation, trust or any other unincorporated business or the sale, lease or exchange of all or substantially all of our assets unless the board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon; provided, however, that any shares held by the Manager or an affiliate or associate of the Manager shall not be entitled to vote to approve any merger or consolidation with or into, or sale, lease or exchange to, the Manager or any affiliate or an associate thereof. In addition, the LLC agreement contains provisions based on Section 203 of the Delaware General Corporation Law which prohibit us from engaging in a business combination with an interested shareholder unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of our outstanding shares (other than those shares held by the interested shareholder or any affiliate or associate thereof).

A “business combination” means:

•	any merger or consolidation of us or a subsidiary of our company with an interested shareholder or any person that is, or after such merger or consolidation would be, an affiliate or associate of an interested shareholder; or
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an interested shareholder or an affiliate or associate of an interested shareholder of any assets of our company or a subsidiary of our company, having an aggregate fair market value of not less than ten percent of our net investment value; or
•	the issuance or transfer by us or any subsidiary of our company (in one transaction or series of transactions) of any securities of ours or any subsidiary of our company to, or proposed by or on behalf of, an interested shareholder or an affiliate or associate of an interested shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of not less than ten percent of our net investment value; or
•	any spinoff or split-up of any kind of us or a subsidiary of our company proposed by or on behalf of an interested shareholder or an affiliate or associate of the interested shareholder; or
•	any reclassification of our shares (including any reverse split of our shares, or both) or recapitalization of us, or any merger or consolidation of us with any subsidiary of our company, or any other transaction that has the effect of increasing the percentage of the outstanding shares in our company or any subsidiary of our company or any class of securities of our company or any subsidiary of our company convertible or exchangeable for LLC interests or equity securities of any subsidiary, as the case may be, that are directly or indirectly owned by an interested shareholder or any affiliate or associate of an interested shareholder; or
•	any agreement, contract or other arrangement providing for any one or more of the actions in the above bullet points.

An “interested shareholder” is a person (other than our Manager, us or any subsidiary of ours or any employee benefit plan) who:

•	is, or was at any time within the three-year period immediately prior to the date in question, the beneficial owner of 15% or more of our shares and who did not become the beneficial owner of such amount of shares pursuant to a transaction that was approved by our board of directors; or
•	is an assignee of, or has otherwise succeeded to, any shares of which an interested shareholder was the beneficial owner at any time within the three-year period immediately prior to the date in question, if such assignment or succession occurred in the course of a transaction, or series of transactions, not involving a public offering.

Subject to the right of our Manager to appoint one director and his or her successor in the event of a vacancy, the LLC agreement authorizes only our board of directors to fill vacancies, including for newly created directorships. This provision could prevent a shareholder of ours from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that, with the exception of the director appointed to serve as Chairman by our Manager, directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of our outstanding shares.

The LLC agreement does not permit holders of our shares to act by written consent. Instead, shareholders may only take action via proxy, which may be presented at a duly called annual or special meeting of our shareholders. Furthermore, the LLC agreement provides that special meetings may only be called by the chairman of the board of directors of our company or by resolution adopted by our board of directors. The LLC agreement also provides that shareholders seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of shareholders of our company, must provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of our preceding year’s annual meeting. In addition, the shareholder furnishing such notice must be a shareholder of record on both (1) the date of delivering such notice and (2) the record date for the determination of shareholders entitled to vote at such meeting. The LLC agreement specifies certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued shares are available for future issuance, without approval of our shareholders. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the LLC agreement, as discussed below. The board could, in the future, choose to amend the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Disclosure Requirements Applicable to Fifteen Percent Investors

A certain number of our investors may be required to comply with certain disclosure requirements of the City of Chicago and non-compliance may result in the City of Chicago’s rescission or voidance of the Use Agreement and any other arrangements District Energy may have with the City of Chicago at the time of the non-compliance.

In order to secure any amendment to the Use Agreement with the City of Chicago to pursue expansion plans or otherwise, or to enter into other contracts with the City of Chicago, the City of Chicago may require any person who owns or acquires 15% or more of our shares to make a number of representations to the City of Chicago by filing a completed Economic Disclosure Statement, or EDS. The LLC agreement requires that in the event that we need to obtain approval from the City of Chicago in the future for any specific matter, including to expand the district cooling system or to amend the Use Agreement, we and each of our then 15% investors would need to submit an EDS to the City of Chicago within 30 days of the City of Chicago’s request. In addition, the LLC agreement requires each 15% investor to provide any supplemental information needed to update any EDS filed with the City of Chicago as required by the City of Chicago and as requested by us from time to time.

Any EDS filed by an investor may become publicly available. By completing and signing an EDS, an investor will have waived and released any possible rights or claims which it may have against the City of Chicago in connection with the public release of information contained in the EDS and also will have authorized the City of Chicago to verify the accuracy of information submitted in the EDS. The requirements and consequences of filing an EDS with the City of Chicago will make compliance with the EDS requirements difficult for our investors.

If any investor fails to comply with the EDS requirements on time or the City of Chicago determines that any information provided in any EDS is false, incomplete or inaccurate, the City of Chicago may rescind or void the Use Agreement or any other arrangements Thermal Chicago has with the City of Chicago, and pursue any other remedies available to them.

Amendment of the LLC Agreement

The LLC agreement may be amended by a majority vote of our board of directors, except with respect to the following provisions, which effectively require an affirmative vote of at least a majority of the outstanding shares:

•	our purpose or powers;
•	the authorization of additional shares;
•	the right of a holder of our shares to enforce the LLC agreement;
•	the provisions regarding the right of an acquirer of at least 90% of our shares to acquire the remaining shares described above;
•	the hiring of a replacement manager following the termination of our management services agreement;
•	the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;
•	the right of holders to vote on our dissolution; and
•	the provision of the LLC agreement governing amendments thereof.

In addition, the consent of our Manager is required to amend the provisions providing for the duties of our Manager and the secondment of our officers pursuant to the management services agreement, the provision entitling our Manager to appoint the director who will serve as the chairman of our board of directors for so long as the management services agreement is in effect and the provision of the LLC agreement governing amendments thereof.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is Computershare Trust Company, N.A.

Listing

Our shares are listed on the NYSE under the symbol “MIC.”

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, and subordinated debt securities will be issued under a subordinated indenture, to be entered into between us and Wells Fargo Bank, National Association, as trustee. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the indentures. Forms of the senior indenture and the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part.

We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospective supplement relating to that series or issue.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time as permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

As used in this “Description of Debt Securities,” the terms “the company,” “we,” “our” and “us” refer to Macquarie Infrastructure Company LLC, a Delaware limited liability company, and do not, unless otherwise provided, include subsidiaries of Macquarie Infrastructure Company LLC.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior debt, as defined, and described more fully, under “— Subordination,” to the extent and in the manner set forth in the subordinated indenture.

The indentures will not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

The company’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to the company, whether by dividend, loan or other payment, unless such subsidiaries guarantee the debt securities issued by the company. Therefore, without such guarantees, the assets of the company’s subsidiaries will be subject to the prior claims of all their respective creditors, including the lenders under any credit facilities or debt instruments maintained by our subsidiaries and trade creditors of our subsidiaries. The payment of dividends or the making of loans or advances to the company by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;
•	any limit on the aggregate principal amount of debt securities of such series;
•	the purchase price for the debt securities and the denominations of the debt securities, if other than denominations of $2,000 or any integral multiple of $1,000;
•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;
•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;
•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;
•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;
•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;
•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;
•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;
•	the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable indenture;
•	the rate or rates of amortization of the debt securities, if any;
•	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;
•	the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;
•	any restriction or condition on the transferability of the debt securities of a particular series;
•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default, as defined below, if other than the full principal amount;
•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;
•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from or modifications or additions to the events of default or our covenants with respect to the applicable series of debt securities, and any provision for the suspension of certain covenants based on credit ratings or other criteria applicable to us or securities issued by us;
•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;
•	whether we are issuing the debt securities in whole or in part in global form;
•	the depositary for global or certificated debt securities;
•	the names of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;
•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;
•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);
•	whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);
•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;
•	whether the debt securities will be subordinated and the terms of the subordination provisions that will apply to the debt securities; and
•	any other specific terms of the debt securities not inconsistent with the indenture.

Each prospectus supplement, if required, will describe the material U.S. federal income tax considerations associated with the purchase, ownership and disposition by U.S. holders and non-U.S. holders (in each case, as defined under the heading “Material U.S. Federal Income Tax Considerations”) relating to the specific series of debt securities offered.

Unless otherwise specified in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior debt of the company.

The terms of the subordination of a series of subordinated securities, together with the definition of senior debt related thereto, will be as set forth in the applicable supplemental indenture and the prospectus supplement relating to such series.

Our creditors who do not hold senior debt will not benefit from the subordination provisions described herein. In the event of our bankruptcy or insolvency before or after maturity of the subordinated securities, such other creditors would rank equally and ratably with holders of the subordinated securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of subordinated securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against us.

Except to the extent otherwise set forth in a prospectus supplement, the indentures do not contain any restriction on the amount of senior debt which we may incur.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless otherwise noted in a prospectus supplement, we will not merge with or into or consolidate with any other person or sell, assign, transfer or convey our properties and assets substantially as an entirety to any other person other than a direct or indirect wholly-owned subsidiary of ours, unless:

•	we are the surviving corporation or limited liability company or, in case we merge into or consolidate with another person or sell, assign, transfer or convey our properties and assets substantially as an entirety to any person, the person into which we are merged or formed by such consolidation or the person which acquires our properties and assets substantially as an entirety is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the applicable indenture;
•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and
•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable indenture provisions described in this paragraph and that all conditions precedent provided for in the applicable indenture relating to such transaction have been complied with.

Events of Default, Notice and Waiver

Unless a prospectus supplement states otherwise, the following shall constitute events of default under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;
•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;
•	our failure to observe or perform any other of its covenants or warranties with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of the company; and
•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an event of default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such event of default.

The trustee, subject to its duties during an event of default to act with the required standard of care, may require indemnification satisfactory to the trustee by the holders of the debt securities of any series with respect to which an event of default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•	the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture;
•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
•	the trustee shall not have instituted such action within 60 days of such request; and
•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish periodically to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in a prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

If indicated in a prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (referred to as defeasance) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (referred to as covenant defeasance), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient (in the opinion of an independent registered accounting firm) to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service, or IRS, or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities of any series;
•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any debt securities of any series;
•	change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, except as otherwise contemplated by the applicable indenture;
•	reduce the amount of principal of an original issue discount debt security or any other debt security that would be payable upon declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the currency in which, any debt security or any premium or interest thereon is payable;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of a redemption, on or after the redemption date);
•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults thereunder and their consequences;
•	modify any of the above provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement for each offering of such debt securities. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;
•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or
•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement for the offering of that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;
•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and
•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of the company, the trustee or any other agent of the company or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal (or premium, if any) or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days and under such other circumstances, if any, as may be described in an applicable prospectus supplement. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indentures are subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.

Concerning the Trustee

We anticipate appointing Wells Fargo Bank, National Association, the trustee under the indentures, as the paying agent, registrar and custodian with regard to the debt securities. As of the date of this prospectus, the trustee and its affiliates and Macquarie Infrastructure Company LLC and its affiliates may have various business relationships. In addition, as of the date of this prospectus, the trustee and its affiliates and the Macquarie Group and its affiliates, including the Manager, may have various business relationships. The trustee or its affiliates may in the future provide banking and other services to us and our subsidiaries, and to the Macquarie Group and its affiliates, including the Manager, in the ordinary course of their respective businesses.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of our shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). Except where noted, this discussion deals only with the shares held as capital assets by holders who acquired the shares in this issuance and does not address special situations, such as those of:

•	dealers in securities or currencies;
•	financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt organizations;
•	insurance companies;
•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, actually or constructively, more than 5% of our shares; or
•	persons liable for alternative minimum tax.

This discussion does not address the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of debt securities which will be set forth, if required, in the applicable prospectus supplement.

Furthermore, the discussion below is based upon the provisions of the Code, the Regulations, and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

A “U.S. holder” of our shares means a beneficial owner of our shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” of our shares means a beneficial owner of our shares that is an individual, a corporation, an estate or a trust that is neither a U.S. holder nor a partnership (or other entity taxable as a partnership).

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, we urge you to consult your own tax adviser.

We cannot assure you that the IRS, or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in our shares. If you are considering the purchase of our shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to U.S. holders, subject to the limitations described above.

No Flow-Through of Taxable Income

An election has been made with the IRS to treat us as an association taxable as a corporation for U.S. federal income tax purposes. Because we are treated as an association taxable as a corporation for U.S. federal income tax purposes, an owner of our shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction.

Distributions

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 20%), provided that the U.S. holder receiving the dividend satisfies the applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis in our shares, and thereafter will be treated as capital gain.

Dispositions

Upon a sale, exchange or other taxable disposition of our shares, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in our shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the shares for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are currently subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax on Investment Income

For taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its gains from the disposition of our shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our shares.

Information Reporting and Backup Withholding Requirements

In general, dividends on our shares, and payments of the proceeds of a sale, exchange or other taxable disposition of our shares paid to a U.S. holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be refunded by the IRS or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to non-U.S. holders, subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our shares will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (ii) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, a non-U.S. holder is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate (or lower treaty rate, if applicable) on its effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

Distributions

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our shares. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our shares, and thereafter will be treated as capital gain (and thus treated in the manner described in “— Dispositions” below). In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A non-U.S. holder of our shares that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Dispositions

Except as set forth below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our shares unless:

•	the gain is U.S. trade or business income;
•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or
•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

We have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a U.S. real property holding corporation, so long as our shares are regularly traded on an established securities market, generally only a non-U.S. holder who holds or held directly or indirectly (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than five percent of our shares will be subject to United States federal income tax on the disposition of our shares. Non-U.S. holders should consult their own advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our shares to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our shares).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in us.

Federal Estate Tax

Our shares beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. Foreign Account Tax Compliance Act Withholding

Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder, or FACTA, dividends paid after December 31, 2013 and the gross proceeds of sale or other disposition of our shares after December 31, 2016, to a foreign financial institution may be subject to withholding at the rate of 30% unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds of a sale or other disposition of, our shares paid after December 31, 2013 (or in the case of gross proceeds from a sale or other disposition, December 31, 2016), to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. Under certain circumstances, a U.S. holder or non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our shares.

SELLING SECURITY HOLDER

The Selling Security Holder is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets. The Selling Security Holder may from time to time offer and sell pursuant to this prospectus any or all of the shares beneficially owned by it.

PLAN OF DISTRIBUTION

Sales of our securities

We may sell the securities offered by us pursuant to this prospectus and any accompanying prospectus supplements separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;
•	directly to investors;
•	through agents; or
•	through a combination of any of these methods of sale.

We may sell the securities offered by us pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents. The obligations of the underwriters to purchase securities will be subject to the conditions set forth in the applicable underwriting agreement.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through one or more market makers or into an existing trading market, on an exchange or otherwise, for securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved.

In addition, the Selling Security Holder may sell shares under this prospectus in any of these ways. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Security Holder may also sell shares of our shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters, if any;
•	the purchase price of the securities being offered and the proceeds we will receive from the sale;
•	any options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any securities exchanges on which such securities may be listed;
•	a discussion of any other material U.S. federal income tax considerations applicable to the securities being offered that is not otherwise discussed in this prospectus; and
•	other material terms of the offering.

If we or the Selling Security Holder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the Selling Security Holder or from our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement accompanying this prospectus will identify any such underwriter, dealer or agent, and describe any compensation received by them from us or the Selling Security Holder. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by a FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the Selling Security Holder for the sale of any shares being registered pursuant to Rule 415 under the Security Act. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Underwriters, dealers and agents may be entitled to indemnification by us or the Selling Security Holder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or the Selling Security Holder and the underwriters, dealers and agents.

We or the Selling Security Holder may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or the Selling Security Holder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option, if any, to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

The Selling Security Holder and any other person participating in a distribution of the securities covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of securities by the Selling Security Holder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

In the ordinary course of business activities, any underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the account of their customers and may at any time hold long and short positions in such securities and instruments. Such instruments may involve securities and instruments of the Company.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Macquarie Infrastructure Company LLC and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of IMTT Holdings Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2,125,200 Shares

Macquarie Infrastructure Company LLC

Prospectus Supplement
December 12, 2013

Barclays

Macquarie Capital